UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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BB&T Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BB&T CORPORATION

March 22, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation scheduled for 11:00 A.M. local time on Tuesday, April 24, 2007, at The Westin Buckhead, 3391 Peachtree Road N.E., Atlanta, Georgia 30326. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card or vote by using the telephone or the Internet as soon as possible.

Enclosed with the proxy materials is a copy of our Annual Report on Form 10-K, which includes, among other required disclosures, the Corporation’s financial statements for the year ended December 31, 2006. Also included in the package is a Summary 2006 Annual Review that contains additional information about the Corporation, including financial highlights, our letter to shareholders and other selected financial data.

We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial history and strategic direction of BB&T Corporation.

Sincerely,

John A. Allison IV Chairman and Chief Executive Officer

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2007

TO THE SHAREHOLDERS OF

BB&T CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of BB&T Corporation (the “Corporation” or “BB&T”) will be held on Tuesday, April 24, 2007, at 11:00 A.M. local time, at The Westin Buckhead, 3391 Peachtree Road N.E., Atlanta, Georgia 30326, for the following purposes:

(1)	To elect fifteen directors.

(2)	To approve amendments to the Corporation’s 2004 Stock Incentive Plan.

(3)	To ratify the reappointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2007.

(4)	To transact such other business as may properly come before the meeting.

Pursuant to the provisions of the North Carolina Business Corporation Act, February 28, 2007 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares of BB&T Common Stock be represented at this meeting to help ensure the presence of a quorum.

A copy of our Annual Report on Form 10-K, containing the financial statements of the Corporation for the year ended December 31, 2006, accompanies these proxy materials.

By Order of the Board of Directors

John A. Allison IV
Chairman and Chief Executive Officer

March 22, 2007

Even if you plan to attend the Annual Meeting in person, please vote your shares of BB&T Common Stock by dating and signing the enclosed proxy and promptly mailing your proxy in the postage-paid, self-addressed envelope enclosed for this purpose. Alternatively, you may vote your shares of BB&T Common Stock by proxy by using the Internet or telephone as described in the proxy statement and on the form of proxy. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy, for use at the Annual Meeting of Shareholders to be held April 24, 2007, at The Westin Buckhead, 3391 Peachtree Road N.E., Atlanta, Georgia 30326, at 11:00 A.M. local time, and any adjournment thereof (the “Annual Meeting”), is solicited on behalf of the Board of Directors of BB&T Corporation (the “Corporation” or “BB&T”). The approximate date that these proxy materials are first being sent to shareholders is March 22, 2007. All expenses incurred in this solicitation will be paid by the Corporation. In addition to the Corporation soliciting proxies by mail, over the Internet and by telephone, the Corporation’s directors, officers and employees may solicit proxies on behalf of the Corporation without additional compensation. The Corporation has engaged Georgeson Inc. to act as its proxy solicitor and has agreed to pay it approximately $17,000 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. Upon request, the Corporation will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to shareholders, the Corporation is relying upon Securities and Exchange Commission (“SEC”) rules that permit it to deliver only one proxy statement and annual report to multiple shareholders who share an address, unless the Corporation receives contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of BB&T Common Stock. Any shareholder sharing such an address who does not receive an individual proxy statement and annual report may write or call BB&T Shareholder Services as specified below and the Corporation will promptly send the materials to the shareholder at no cost. For future meetings, a shareholder may request separate copies of the Corporation’s proxy statement and annual report or request that the Corporation only send one set of these materials if the shareholder is receiving multiple copies, by contacting BB&T Shareholder Services, P.O. Box 1290, Winston-Salem, NC 27102, or by telephoning BB&T Shareholder Services toll-free at 1-800-213-4314.

Voting Methods

The accompanying proxy is for use at the Annual Meeting if a shareholder either is unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on April 23, 2007. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow a shareholder to vote his or her shares and confirm that his or her instructions have been properly recorded. In the event that a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided. The proxy may be revoked by a shareholder at any time before it is exercised by filing with the Corporate Secretary of the Corporation an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you are a shareholder of record and choose to attend the Annual Meeting, please be prepared to present a photo I.D. or other satisfactory proof of identification for entrance into the meeting. If you hold your shares in street name and plan to attend the Annual Meeting, please be prepared to present a recent proxy or letter validating your ownership of the shares from your bank, broker or other nominee that holds your shares and a photo I.D. or other satisfactory proof of identification for entry into the meeting.

Record Date; Shares Outstanding

Pursuant to the provisions of the North Carolina Business Corporation Act, February 28, 2007 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of BB&T Common Stock issued and outstanding on February 28, 2007 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company (“Branch Bank”) and certain other BB&T affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 28, 2007, there were 542,305,686 shares of BB&T Common Stock outstanding and entitled to vote.

Quorum; Votes Required

In order to conduct the Annual Meeting, a majority of shares of BB&T Common Stock represented at the meeting must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting.

Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers and other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or other nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or other nominee cannot vote the shares because the matter is not considered a routine matter under NYSE rules.

If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted FOR Proposals 1, 2 and 3, as recommended by the Corporation’s Board of Directors. If a shareholder holds shares in his or her name and does not return valid proxy instructions or vote in person at the Annual Meeting, such shares will not be voted. If a shareholder holds shares in the name of a bank, broker or other nominee, and the shareholder does not give that nominee instructions on how he or she wants the shares to be voted, the nominee generally has the authority to vote the shares on certain “routine” matters as described above. At the Annual Meeting, that would mean that the nominee can vote the shares on Proposals 1 and 3, but could not vote those shares on Proposal 2 if the shareholder does not timely provide instructions for voting the shares. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as attorneys-in-fact and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

In Proposal 1, fifteen director nominees have been recommended for election to the Board by the Corporation. Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Shares not voted, whether by marking ABSTAIN on the proxy card or otherwise, will have no impact on the election of directors. Unless a properly executed proxy is marked WITHHOLD AUTHORITY as to any or all nominees or directs that shares be voted for one or more specified nominees, the proxy given will be voted FOR each of the fifteen nominees for director. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

A majority of votes cast at the Annual Meeting is required to approve Proposal 2 relating to amendments to the BB&T Corporation 2004 Stock Incentive Plan and Proposal 3 regarding ratification of the appointment of the Corporation’s independent registered public accounting firm. Abstentions and broker “non-votes” will not be counted as votes cast for these proposals.

SECURITY OWNERSHIP

The table below sets forth the beneficial ownership of BB&T Common Stock by all directors, all named executive officers of the Corporation (see the 2006 Summary Compensation Table below) and all directors and executive officers of the Corporation as a group as of February 28, 2007. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. No shareholder is known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of BB&T Common Stock as of February 28, 2007.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner/Number of Persons in Group	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to a Right to Acquire(2)	Percentage of Common Stock
John A. Allison IV	542,328	(3)	1,337,250	*
Jennifer S. Banner	1,360		6,793	*
Anna R. Cablik	2,308		1,254	*
Nelle R. Chilton	79,509		16,649	*
Ronald E. Deal	102,982	(4)	46,375	*
Tom D. Efird	82,486	(5)	23,543	*
Barry J. Fitzpatrick	323,152		0	*
L. Vincent Hackley	2,615	(6)	39,241	*
Jane P. Helm	9,509		18,765	*
John P. Howe III, M.D.	1,000		2,474	*
James H. Maynard	338,646	(7)	46,214	*
Albert O. McCauley	59,897		48,309	*
J. Holmes Morrison	31,085	(8)	109,927	*
Nido R. Qubein	132,005	(9)	39,389	*
E. Rhone Sasser	289,729	(10)	11,134	*
W. Kendall Chalk	150,530	(11)	301,486	*
Robert E. Greene	45,276		238,127	*
Christopher L. Henson	40,166	(12)	60,243	*
Kelly S. King	181,250	(13)	507,479	*
Directors and Executive Officers as a group (25 persons)	2,583,025	(14)	3,313,351	1.09%

*	Less than 1%.
(1)	As reported to BB&T by the directors and executive officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts as to which each such person has beneficial ownership. With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan.
(2)	Amount includes options to acquire shares of BB&T Common Stock that are or become exercisable within sixty days of February 28, 2007.
(3)	Amount includes 275,075 shares jointly owned with spouse with shared investment and voting powers. Amount includes 178,864 shares held by spouse with sole investment and voting powers. Amount also includes 24,804 shares pledged as security.
(4)	Amount includes 31,960 shares held in a trust for which Mr. Deal, as co-trustee, shares investment and voting powers and 2,270 shares held by spouse with sole investment and voting powers.

(5)	Amount includes 100 shares held by spouse with sole investment and voting powers.
(6)	Amount includes 146 shares jointly owned with spouse with shared investment and voting powers.
(7)	Amount includes 248,150 shares held by an affiliate holding company of Mr. Maynard with sole investment and voting powers, 29,606 shares held by spouse with sole voting and investment powers and 4,970 shares held by spouse, as trustee, for children with sole investment and voting powers. The 248,150 shares held by an affiliate holding company of Mr. Maynard have been pledged as security.
(8)	Amount includes 12,002 shares held in a trust by spouse, as trustee, with sole investment and voting powers.
(9)	Amount includes 13,641 shares held by spouse with sole investment and voting powers, 8,765 shares held by spouse, as custodian, for children with sole investment and voting powers and 27 shares held by son.
(10)	Amount includes 118,122 shares jointly owned with spouse with shared investment and voting powers. Amount includes 71,000 shares held by a family limited liability company for which Mr. Sasser and spouse serve as co-managers and share investment and voting powers.
(11)	Amount includes 46,978 shares held by spouse with sole investment and voting powers. Amount also includes 21,348 shares pledged as security.
(12)	Amount includes 5 shares held as custodian for minor children.
(13)	Amount includes 1,362 shares held by Mr. King, as custodian, for a child and 57,667 shares held by spouse with sole investment and voting powers. Amount also includes 80,282 shares pledged as security.
(14)	Amount includes 379,579 shares pledged as security.

PROPOSAL 1—ELECTION OF DIRECTORS

The Corporation’s bylaws provide that the number of directors shall be not less than three nor more than twenty-five, as determined from time to time by the Board of Directors. The Corporation’s Board of Directors currently consists of fifteen persons.

Each of the fifteen nominees listed below for election as a director of the Corporation currently serves on the Board of Directors. The nominees, if elected, will each serve for a one-year term expiring at the Annual Meeting of Shareholders in 2008.

Under the terms of the Agreement and Plan of Reorganization dated as of January 20, 2003, between the Corporation and First Virginia Banks, Inc. (“First Virginia”), Barry J. Fitzpatrick and Jennifer S. Banner, directors of First Virginia, were appointed to serve on the Corporation’s Board until the 2004 Annual Meeting of Shareholders and the Corporation agreed to nominate each such person to serve for additional terms on the Corporation’s Board until the earlier of the fifth anniversary of the merger of First Virginia into the Corporation or the date the person reaches age 70. Pursuant to the terms of the Agreement and Plan of Reorganization with First Virginia, the Corporation’s Board is re-nominating both Mr. Fitzpatrick and Ms. Banner to serve for a one-year term that will expire at the Annual Meeting of Shareholders in 2008.

In connection with the merger of One Valley Bancorp, Inc. into the Corporation in 2000, the Corporation agreed in the merger agreement that J. Holmes Morrison, a director, would be named to the Corporation’s Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be appointed to serve on the Executive and Risk Management Committee during such tenure. Pursuant to the terms of the merger agreement, the Corporation’s Board is re-nominating Mr. Morrison to serve for a one-year term that will expire at the Annual Meeting of Shareholders in 2008.

Under the Corporation’s director retirement policy, a director is permitted to serve through the calendar year in which such director reaches age 70.

The persons named as attorneys-in-fact in the accompanying proxy are expected to vote to elect the fifteen nominees listed below as directors, unless authority to so vote is withheld. Although the Corporation’s Board of Directors expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of BB&T Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying proxy or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of BB&T Common Stock do not have cumulative voting rights in the election of directors.

The names of the nominees for election to the Corporation’s Board of Directors, their principal occupations for at least the previous five years, and certain other information with respect to such persons are set forth below.

NOMINEES FOR ELECTION AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING IN 2008

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

JOHN A. ALLISON IV (58). Chairman and Chief Executive Officer of BB&T Corporation and Branch Bank since 1989; Member of the Executive and Risk Management Committee; Lewisville, North Carolina.	1986

JENNIFER S. BANNER (47). Chief Executive Officer of Schaad Properties and SchaadSource, LLC (real estate construction and development) since January 2005; CPA and Principal of Pershing Yoakley & Associates, P.C. (public accounting) from 1987 to January 2005; Chair of the Audit Committee; Knoxville, Tennessee.	2003

ANNA R. CABLIK (54). President of Anasteel & Supply Company, LLC (reinforcing steel fabricator) since 1994; President of Anatek Inc. (general contractor) since 1982; Director of Georgia Power Company since 2001; Member of the Audit Committee; Marietta, Georgia.	2004

NELLE R. CHILTON (67). Director (since 1993) and President (since 2003) of Dickinson Fuel Company, Inc. (property management); Director (since 1986) and Vice President (since 1993) of TerraCo, Inc. and TerraCare, Inc. (commercial landscaping); Director (since 1991) and Vice President (since 1994) of TerraSalis, Inc. (retail landscaping); Vice President of Dickinson Fuel Company, Inc. from 1993 to 2003; Chair of the Nominating and Corporate Governance Committee and member of the Compensation Committee; Charleston, West Virginia.	2000

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

RONALD E. DEAL (63). Chairman of Wesley Hall, Inc. (furniture manufacturer) since 1990; Chair of the Compensation Committee and member of the Nominating and Corporate Governance Committee; Hickory, North Carolina.	1986

TOM D. EFIRD (67). President of Standard Distributors, Inc. (beverage wholesaler) since 1967; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Gastonia, North Carolina.	1982

BARRY J. FITZPATRICK (66). Retired; Chairman of Branch Bank-VA from 2003 to December 2006; President and Chief Executive Officer of Branch Bank-VA from July 2003 to February 2004; Chairman, President and Chief Executive Officer of First Virginia Banks, Inc. from 1995 to 2003; Member of the Executive and Risk Management Committee; Great Falls, Virginia.	2003

L. VINCENT HACKLEY, PhD. (66). Chancellor of North Carolina Agricultural and Technical State University since 2006; President and Chief Executive Officer of Hackley & Associates of North Carolina (consultant for character, ethics and leadership development) since 1999; Consultant (since 1994) and Chairman (1994 to 2001) of Character Counts! Coalition (public service); Director of Tyson Foods, Inc. since 1992; Director of Blue Cross and Blue Shield of North Carolina since 1993; Director of Southern Poverty Law Center since 2002; Member of the Audit Committee; Chapel Hill, North Carolina.	1992

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

JANE P. HELM (64). Retired; Vice Chancellor of Business Affairs, Appalachian State University from 1994 to 2006; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Arden, North Carolina.	1997

JOHN P. HOWE III, M.D. (63). President and Chief Executive Officer of Project HOPE (international health foundation) since 2001; Director of the Joe R. and Teresa Lozano Long Foundation (medical education) since 2000; Trustee of the Southwest Foundation for Biomedical Research and the Southwest Research Institute since 1985; Chairman of the Board of Overseers of Harvard College Committee to Visit the Medical School and School of Dental Medicine since 2003; Member of the Audit Committee; Washington, D.C.	2005

JAMES H. MAYNARD (67). Chairman and Chief Executive Officer of Investors Management Corporation (holding company) since 1970; Chairman of Golden Corral Corporation (restaurants) since 1971; Member of the Audit Committee; Raleigh, North Carolina.	1985

ALBERT O. McCAULEY (66). President and Chief Executive Officer of McCauley & McDonald Investments, Inc. (real estate investment) since 2002; President and Chief Executive Officer of McCauley Moving & Storage of Fayetteville, Inc. from 1965 to 2002; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Fayetteville, North Carolina.	1993

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

J. HOLMES MORRISON (66). Retired; Executive Vice President of Branch Bank from 2000 to 2005; Chairman, President and Chief Executive Officer of One Valley Bancorp, Inc. from 1998 to 2000; President and Chief Executive Officer of One Valley Bancorp, Inc. from 1991 to 1998; Director of Paragon Intellectual Properties, LLC (medical device development) since 2006; Member of the Executive and Risk Management Committee; Charleston, West Virginia.	2000

NIDO R. QUBEIN (58). President of High Point University since 2005; Chairman of Creative Services, Inc. (international management consulting) since 1973; Chairman of Great Harvest Bread Company since 2001; Chairman of Business Life, Inc. (publishing) since 2001; Chairman of McNeill Lehman, Inc. (public relations and advertising) from 1992 to 2004; Director of La-Z-Boy Incorporated since 2006; Chair of the Executive and Risk Management Committee; High Point, North Carolina.	1990

E. RHONE SASSER (69). Retired; Chairman and Chief Executive Officer of United Carolina Bancshares Corporation from 1983 to 1997; Chairman of the Board of Trustees of Blue Cross and Blue Shield of North Carolina since 1997; Member of the Executive and Risk Management Committee; Whiteville, North Carolina.	1997

(1)	On February 28, 1995, the merger of BB&T Financial Corporation (“BB&T Financial”) into Southern National Corporation (“SNC”) was consummated and certain directors of BB&T Financial became directors of SNC, which is now named “BB&T Corporation.”

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL 2—APPROVAL OF AMENDMENTS TO THE CORPORATION’S 2004

STOCK INCENTIVE PLAN

Proposal and General Background

The Board of Directors proposes that shareholders approve amendments to the BB&T Corporation 2004 Stock Incentive Plan (the “2004 Stock Plan”) to (i) increase the number of shares authorized for issuance under the 2004 Stock Plan from 25,000,000 shares of BB&T Common Stock to 35,000,000 shares, and (ii) to increase the amount of shares issuable in connection with restricted stock awards from 5,000,000 shares of BB&T Common Stock to 15,000,000 shares. All other terms and provisions of the 2004 Stock Plan, a summary of which is provided below, will remain unchanged.

The 2004 Stock Plan was originally approved by shareholders at the 2004 Annual Meeting. Any material amendment of the 2004 Stock Plan requires shareholder approval pursuant to the rules of the NYSE and pursuant to Section 16(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) so as to exempt the 2004 Stock Plan from the short-swing profit provisions of the Exchange Act with respect to the Corporation’s executive officers and directors, who are Section 16 reporting persons and are eligible to participate in the 2004 Stock Plan.

The purpose of the 2004 Stock Plan is to assist the Corporation in recruiting and retaining qualified employees, directors and independent contractors and to align the interests of eligible 2004 Stock Plan participants with those of the Corporation and its shareholders. In this regard, the 2004 Stock Plan is considered to be a broad based plan with each employee of the Corporation and its subsidiaries being eligible, if selected, to participate in the 2004 Stock Plan. At December 31, 2006, the Corporation and its subsidiaries had approximately 29,100 employees, of which approximately 6,750 employees and directors were selected to participate in the 2004 Stock Plan for plan year 2006.

The 2004 Stock Plan authorizes the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance shares, performance units and phantom stock. Currently a maximum of 25,000,000 shares of BB&T Common Stock may be issued under the 2004 Stock Plan, of which 25,000,000 shares may be issued as incentive stock options, and no more than 5,000,000 shares may be issued pursuant to restricted stock awards. At February 28, 2007, a total of approximately 15,904,500 shares of BB&T Common Stock had been issued by the Corporation to participants pursuant to the 2004 Stock Plan, of which approximately 4,306,500 shares were issued as restricted stock awards. The options granted under the 2004 Stock Plan generally vest ratably over five years and have a ten-year term. The restricted stock units generally vest five years from the date of grant.

The 2004 Stock Plan is structured to comply with the requirements imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations in order to preserve, to the extent practicable, the Corporation’s tax deduction for awards made under the 2004 Stock Plan to covered employees. Code Section 162(m) generally denies an employer a deduction for compensation paid to covered employees (generally, the Named Executive Officers as defined below) of a publicly held corporation in excess of $1,000,000 unless the compensation is exempt from the $1,000,000 limitation because it qualifies as performance-based compensation.

Summary of the 2004 Stock Plan

The discussion which follows describes the material terms of the 2004 Stock Plan. The summary is subject, in all respects, to the actual terms of the 2004 Stock Plan. The Corporation will provide promptly, upon request and without charge, a copy of the full text of the 2004 Stock Plan to each person to whom a copy of this Proxy Statement is delivered. Requests should be directed to: M. Patricia Oliver, Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. A copy of the 2004 Stock Plan is also available free of charge on the SEC’s website at www.sec.gov.

Administration

The 2004 Stock Plan is administered by the Board of Directors, or upon its delegation, by the Compensation Committee of the Board (collectively referred to as the “Administrator”). Under the terms of the 2004 Stock Plan, the Administrator has sole authority to take any action with respect to the 2004 Stock Plan, including, without limitation, the authority to determine the type and amount of awards and the selection of eligible participants. In certain circumstances, the Administrator may delegate to a subcommittee of the Compensation Committee or one or more senior executive officers of the Corporation the authority to grant awards to individuals who are not officers or directors for purposes of Section 16 of the Exchange Act or “covered employees” for purposes of Code Section 162(m).

Awards

Options granted under the 2004 Stock Plan may be incentive stock options or nonqualified stock options. A stock option entitles the participant upon exercise to purchase shares of BB&T Common Stock from the Corporation at the option price. The option price is determined by the Administrator at the time of grant and must not be less than (i) the closing price of BB&T Common Stock on the business day preceding the date of grant unless otherwise determined by the Administrator and (ii) the par value per share of BB&T Common Stock. Unless an individual award agreement provides otherwise, the option price may be paid by the participant in cash or cash equivalent, and, when permitted by the Administrator and applicable law and regulation, with shares of BB&T Common Stock, or with a combination of cash and BB&T Common Stock.

Stock appreciation rights (“SARs”) may be granted under the 2004 Stock Plan to the holder of an option (a “related option”) with respect to all or a portion of the shares of BB&T Common Stock subject to the related option (a “related SAR”) or may be granted separately to a participant. The consideration to be received by the holder of a SAR may be paid in cash, shares of BB&T Common Stock (valued at fair market value on the date of the SAR exercise), or a combination of cash and shares of BB&T Common Stock, as determined by the Administrator. Upon exercise of a SAR, the holder of the SAR is entitled to receive payment from the Corporation in an amount determined by multiplying (i) the difference between the fair market value of a share of BB&T Common Stock on the date of exercise over the base price per share of such SAR by (ii) the number of shares of BB&T Common Stock with respect to which the SAR is being exercised. The base price may be no less than 100% of the fair market value per share of the BB&T Common Stock on the date the SAR is granted. No SAR may be exercised more than 10 years after it was granted, or such shorter period as may apply to related options in the case of related SARs.

The Administrator may, in its sole discretion and on such terms as the Administrator determines pursuant to the terms of the 2004 Stock Plan, grant awards to eligible participants of restricted stock or restricted stock units that are subject to certain conditions, which conditions must be met in order for the restricted award to vest and be earned (in whole or in part), and no longer be subject to forfeiture. These conditions may include, but are not limited to, payment of a stipulated purchase price for a restricted award, attainment of performance objectives, continued service or employment for a certain period of time, retirement, displacement, disability, death or a combination of conditions. Notwithstanding the foregoing, restricted awards that vest based solely on continued service or the passage of time will be subject to a minimum restriction period of one year (except in the case of restricted awards assumed or substituted in connection with mergers, acquisitions, or other business transactions or restricted awards granted in connection with the recruitment of a participant). In the case of restricted awards based upon performance criteria, or a combination of performance and continued service, the Administrator will determine the performance objectives to be used in valuing restricted awards, which performance objectives will be based upon those corporate, business unit or division and/or individual performance factors and criteria as the Administrator in its sole discretion may deem appropriate. Restricted stock awards may be payable in shares of BB&T Common Stock. Restricted stock units may be payable in cash or whole shares of BB&T Common Stock, or partly in cash and partly in whole shares of BB&T Common Stock, as determined by the Administrator.

The Administrator may, in its sole discretion and on such terms as the Administrator determines pursuant to the terms of the 2004 Stock Plan, grant performance awards, consisting of performance shares and/or performance units, to participants. An award of a performance share is a grant of a right to receive shares of BB&T Common Stock or the cash value thereof, or a combination thereof, which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the fair market value of a share of BB&T Common Stock. An award of a performance unit is a grant of a right to receive shares of BB&T Common Stock or a designated dollar value amount of BB&T Common Stock which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value established by the Administrator at the time of grant. A performance award may be payable in cash, shares of BB&T Common Stock, or a combination thereof, as determined by the Administrator.

Phantom stock awards may be granted to eligible participants by the Administrator, in its sole discretion and on such terms as the Administrator determines pursuant to the terms of the 2004 Stock Plan. An award of phantom stock is an award of a number of hypothetical share units with respect to shares of BB&T Common Stock, with a value based on the fair market value of a share of BB&T Common Stock as determined in accordance with the 2004 Stock Plan.

Dividend and Dividend Equivalents

The Administrator may, in its sole discretion, provide that awards granted under the 2004 Stock Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant’s account, subject to such restrictions and conditions as the Administrator may establish.

Change of Control

The Administrator has the authority, in its sole discretion, to accelerate the date that any award (which is not otherwise then exercisable, vested or earned) may become exercisable in whole or in part. Individual award agreements, as approved by the Administrator, may also provide for the acceleration of vesting of any award upon occurrence of a change in control event.

Transferability

Incentive stock options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, as may otherwise be permitted in accordance with Code Section 422 and related regulations. Nonqualified options and SARs are not transferable other than by will or the laws of intestate succession, except as may be permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”). Restricted awards and phantom stock awards that have not vested and performance awards that have not been earned are not transferable other than by will or the laws of intestate succession.

Federal Income Tax Consequences

The following summary describes the principal federal (and not state or local) income tax consequences of awards granted under the 2004 Stock Plan as of this time. This summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to the Corporation.

No income will be recognized by a participant at the time an option is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the option if certain holding periods and other incentive stock option requirements are met. Income will be recognized by the participant when he or she disposes of shares acquired under an incentive stock option. The exercise of a nonqualified stock option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the underlying shares and the option price.

No income is recognized by a participant upon the grant of a SAR, but upon exercise of the SAR the participant generally must recognize income equal to any cash that is paid and fair market value of any BB&T Common Stock that is received in settlement of the SAR.

A participant will recognize income on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant is equal to the fair market value of the BB&T Common Stock received on that date.

A participant will recognize income on account of the settlement of a performance share or performance unit award equal to any cash that is paid and the fair market value of shares of BB&T Common Stock that are received by the participant in settlement of the award.

The Corporation (or related employer) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR, the vesting of a restricted stock award, and/or the settlement of a performance share or performance unit award. The amount of the deduction generally is equal to the ordinary income recognized by the participant. The Corporation (or related employer) will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive stock option, but only upon certain dispositions of BB&T Common Stock acquired upon the exercise by the participant of an incentive stock option.

Proposed Amendments to the 2004 Stock Plan

Subject to shareholder approval, the Board of Directors has unanimously adopted the proposed amendments to the 2004 Stock Plan to increase the number of shares of BB&T Common Stock issuable under the Plan as more particularly discussed below. If approved by shareholders, the amendments will be effective as of April 24, 2007.

Amendment to Increase the Maximum Number of Shares Issuable Under the 2004 Stock Plan. The 2004 Stock Plan currently authorizes the issuance of up to 25,000,000 shares of BB&T Common Stock. As noted above, approximately 15,904,500 shares of such authorized shares have been used by the Corporation in connection with participant awards during the past three years. Of the approximately 15,904,500 shares issued, approximately 4,306,500 shares have been issued in connection with restricted stock awards, which leaves approximately 693,500 shares available to issue in connection with future restricted stock awards. By February 2008, the remaining authorized shares for use in connection with future restricted stock awards to eligible participants is expected to be depleted as a result of individual grants to those participants based on current competitive marketplace compensation practices. In order to fulfill and further the purpose of the 2004 Stock Plan (i.e., to assist the Corporation in recruiting and retaining qualified employees, directors and independent contractors and to align the interests of eligible participants with those of the Corporation and its shareholders), the Board of Directors unanimously recommends to shareholders that the number of shares of BB&T Common Stock authorized for issuance under the 2004 Stock Plan be increased by an additional 10,000,000 shares to a total of 35,000,000 shares (subject to adjustment only for certain anti-dilutive events as defined in the 2004 Stock Plan).

Amendment to Increase the Maximum Number of Restricted Stock Awards Issuable Under the 2004 Stock Plan. In addition, the 2004 Stock Plan currently provides that no more than 5,000,000 of the 25,000,000 shares of BB&T Common Stock authorized for issuance may be used for restricted stock awards. Since approval of the 2004 Stock Plan by shareholders in 2004, approximately 4,306,500 shares of the 5,000,000 shares designated for issuance in connection with restricted stock awards have been granted to participants by the Corporation. In 2006, the Corporation introduced the use of restricted stock awards to provide greater retentive value to employees. Restricted stock, contingent shares that are granted but not earned until specific conditions are met, replaced approximately one-half of the amount of equity that had traditionally been granted in the form of stock options. The cost of granting restricted awards was neutral to BB&T in 2006 as compared to the grant of stock options. This change to the use of restricted stock awards has diminished the number of shares available for restricted stock awards under the 2004 Stock Plan. Accordingly, the Board of Directors unanimously recommends to shareholders that the number of shares of BB&T Common Stock authorized for issuance under the 2004 Stock Plan in connection with restricted stock awards be increased from 5,000,000 shares to 15,000,000 shares (subject to adjustment only for certain anti-dilutive events as defined in the 2004 Stock Plan).

New Plan Benefits

The selection of eligible participants who may receive awards under the 2004 Stock Plan (if the amendments described above are approved by shareholders), and the size and types of awards subject to issuance, will be determined by the Administrator in its discretion and in accordance with the 2004 Stock Plan. The amount of any such award under the 2004 Stock Plan is not determinable due to vesting, corporate performance and other future requirements as set by the Administrator. Therefore, it is not possible to predict the future benefits or amounts that will be received by, or allocated to, any participant or participants in future years. The number of shares of BB&T Common Stock subject to options and restricted stock awards granted in 2006 and the LTIP (as defined below) performance unit awards made under the 2004 Stock Plan in 2006 to the Named Executive Officers (collectively, the “NEOs”) are set forth below under “Compensation of Executive Officers—2006 Summary Compensation Table.”

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2.

CORPORATE GOVERNANCE MATTERS

The Board of Directors periodically reviews the Corporation’s corporate governance policies, practices and procedures to ensure that the Corporation meets or exceeds the requirements of applicable laws, regulations and rules, including the Sarbanes-Oxley Act of 2002, the related rules of the SEC and the corporate governance listing standards of the NYSE. In this regard, the Corporation’s ultimate purpose is to create a strong, sound and profitable financial services company with long-term growth and value for its shareholders.

Director Independence

As a part of its listing standards, the NYSE has adopted certain bright-line criteria that the Corporation’s Board of Directors considers when determining director independence. Under the NYSE rules, the Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with the Corporation, including the potential for conflicts of interest, when determining director independence. To assist the Board of Directors in making determinations of independence, the NYSE rules permit the Board to adopt categorical standards relating to director independence. The Corporation’s Board of Directors has adopted such categorical standards, which, among others, incorporate the NYSE’s bright-line criteria. Under these standards, a director must satisfy each of the following in order to be found independent by the Board of Directors:

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All loans to the director and his or her associates from the Corporation or its subsidiaries must be made in compliance with the provisions of Federal Reserve Board Regulation O and must be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features, and none of such credits may be classified as non-accrual, restructured or potential problem loans.

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All deposit, investment, fiduciary or other relationships between the director and the Corporation or any of its subsidiaries must be conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions with the Corporation or the subsidiary involved.

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The Board of Directors must affirmatively determine that the director has no material relationship with the Corporation (directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Corporation).

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The director is not permitted to have been an employee of the Corporation during the preceding three years and no member of the director’s immediate family is permitted to have been an executive officer of the Corporation during the preceding three years.

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The director, including any member of the director’s immediate family, is not permitted to have received more than $100,000 per year in direct compensation from the Corporation during the preceding three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service with the Corporation).

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The director, including any member of the director’s immediate family working in a professional capacity, is not permitted to have been affiliated with or employed by a present or former internal or external auditor of the Corporation during the preceding three years.

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The director, including any member of the director’s immediate family, is not permitted to have been employed as an executive officer of another company where any of the Corporation’s executive officers have served on that company’s compensation committee during the preceding three years.

•	The director is not permitted to have been an executive officer or employee, and no member of the director’s immediate family is permitted to have been an executive officer, of a company that has made payments to or received payments from the Corporation for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for the preceding three years.

To assist the Board in its final determination of director independence, the Nominating and Corporate Governance Committee annually evaluates each prospective and incumbent director utilizing the foregoing standards and such other factors that the Committee deems appropriate, and makes a recommendation to the Board regarding the independence or non-independence of each such person. As a part of the evaluation process, the Nominating and Corporate Governance Committee employs the use of a director independence matrix that, among other criteria, profiles each director’s age, occupation, other publicly held company directorships, personal and affiliate loan and non-loan transactions with the Corporation and its subsidiaries, charitable contributions, relationships considered by the Nominating and Corporate Governance Committee in accordance with the Corporation’s Related Person Transactions Policy and Procedures, and other relevant relationships, direct or indirect, that may affect the prospective or incumbent director’s independence. After duly considering all such information, including Ms. Chilton’s indirect business relationship with Branch Bank discussed below under “Compensation Committee Interlocks and Insider Participation,” and Mr. Deal’s post-retirement consulting agreement discussed below under “Compensation of Directors—Narrative to 2006 Director Compensation Table”, the Corporation’s Board of Directors has affirmatively determined that of the fifteen members of the Board, the following ten directors have no disqualifying material relationships with the Corporation or its subsidiaries and, are, therefore, independent: Messrs. Deal, Efird, Hackley, Howe, Maynard and McCauley, and Mmes. Banner, Cablik, Chilton and Helm. Except as previously described, no other transactions, relationships or arrangements were considered by the Board in determining that each of the foregoing directors is independent. The categorical standards referenced above, as well as other corporate governance initiatives adopted by the Corporation, are set forth in the Corporation’s Corporate Governance Guidelines and are accessible at http://www.bbt.com/bbt/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf.

Attendance and Committees of the Board

The Board of Directors has established the following committees: the Executive and Risk Management Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE (including the specific SEC and NYSE independence requirements for audit committee members) and the Corporation’s Corporate Governance Guidelines. See “Director Independence” above. The charters of these committees are available for review on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/boardcommittees.html and will be mailed to shareholders upon written request. Each committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants. Regularly scheduled executive sessions for only nonmanagement directors are held for all committees. Additionally, each committee annually conducts a review and evaluation of the performance of such committee. The current charter of each committee is reviewed and reassessed annually by the committee to determine its adequacy in light of any changes to applicable rules and regulations.

Pursuant to the Corporation’s Corporate Governance Guidelines, directors are expected to attend Board meetings, meetings of assigned committees, and annual meetings of shareholders. All directors attended more than 75% of the Board of Directors’ meetings and assigned committee meetings held in 2006. During 2006, the Board held seven meetings; the Executive and Risk Management Committee held four meetings; the Audit Committee held six meetings; the Compensation Committee held four meetings; and the Nominating and Corporate Governance Committee held two meetings. All of the Corporation’s directors attended the 2006 Annual Meeting of Shareholders.

A summary of the responsibilities of each of the committees follows:

Executive and Risk Management Committee. The Executive and Risk Management Committee is generally authorized to have and to exercise all of the powers of the Board between Board meetings, subject to restrictions imposed by the Corporation’s bylaws and by statute. The Executive and Risk Management Committee is responsible for reviewing and recommending approval of policies related to management of the BB&T subsidiaries’ investment portfolios, interest rate risk, loan portfolios and mortgage banking activities. The Executive and Risk Management Committee also reviews the Corporation’s processes for identifying, assessing, monitoring and managing credit risk, liquidity risk, market risk, operational risk, reputational risk and business strategy risk, and periodically reviews and assesses the adequacy of the Corporation’s risk management policies and procedures.

Audit Committee. The Audit Committee assists the Board in its oversight of the integrity of the Corporation’s financial statements and disclosures and other internal control processes. The Audit Committee also (i) solely selects, retains, establishes the compensation for, and oversees and evaluates the qualifications, performance and independence of, the independent registered public accounting firm; (ii) oversees the Corporation’s internal audit function; (iii) receives regular reports from the Corporation’s internal auditor; and (iv) monitors the Corporation’s compliance with legal and regulatory requirements. The Audit Committee has five members and the Board has determined that each member is financially literate, as determined in accordance with NYSE standards. The Audit Committee has engaged PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2007. See “Proposal 3—Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2007” below. See also “Audit Committee Report” below.

The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that Jennifer S. Banner, the Chair of the Audit Committee, meets the requirements of an “audit committee financial expert” as defined by the SEC, and is independent and has the requisite financial literacy and accounting or related financial management expertise required generally of an audit committee member under the NYSE standards. Accordingly, Ms. Banner has been designated by the Board as the Corporation’s “audit committee financial expert.” In addition, the Board has determined that John P. Howe III, M.D. and James H. Maynard, members of the Audit Committee, each meet the qualifications of an audit committee financial expert under the SEC’s regulations.

Compensation Committee. As provided in its charter, the Compensation Committee reviews and approves the Corporation’s compensation philosophy and practices, the Chief Executive Officer’s salary and the remuneration of other members of Executive Management, including each of the NEOs. The Committee also (i) oversees the Corporation’s short and long-term compensation plans and incentive compensation plans and (ii) reviews and recommends action by the Board on the Corporation’s various employee benefit plans, as appropriate. In addition, the Committee recommends to the full Board compensation for directors.

Consistent with the Corporation’s pay-for-performance compensation philosophy, compensation for Executive Management is structured to emphasize variable pay based on performance. For a discussion of the elements comprising the compensation program for the NEOs, please refer to the “Compensation Discussion and Analysis” section below. With respect to the Chief Executive Officer, the Compensation Committee periodically reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation. For members of Executive Management other than the CEO, the Committee receives recommendations from the CEO and, in its discretion, approves the compensation for these individuals. The Committee’s decision relating to each Executive Management member’s compensation (including the CEO) generally occurs on an annual basis and considers the aggregate amounts and mix of all the components of the individual’s compensation package.

In reviewing and recommending to the Board compensation and benefits for the directors, the Compensation Committee considers director compensation for a peer group of publicly-traded bank or financial services holding companies that the Compensation Committee has determined is an appropriate comparison group for this purpose. Retainers, meeting fees and equity compensation provided to directors are generally set so as to be comparable to the market median of such peer group. For additional information on the compensation paid to directors, please refer to the “Compensation of Directors” section below.

The Compensation Committee routinely engages an outside compensation consultant to make recommendations relating to overall compensation philosophy, the peer financial group to be used for external comparison purposes for Executive Management (including the NEOs) and director compensation, comparable base salary levels for Executive Management, short-term and long-term incentive compensation plans, appropriate performance parameters for such plans, and related compensation matters. For 2006, the Compensation Committee engaged Mercer Human Resource Consulting to serve in this capacity.

Pursuant to its charter, the Compensation Committee is permitted to delegate to its Chair or a subcommittee of at least two members such power as the Committee deems to be appropriate, except for the powers required by law or regulation to be exercised by the whole Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the composition and structure of the Board and its committees and evaluates the qualifications and independence of members of the Board on a periodic basis. The Nominating and Corporate Governance Committee considers the performance of incumbent directors in determining whether or not to nominate them for re-election. The Nominating and Corporate Governance Committee also (i) reviews qualified candidates for election as directors, as needed; (ii) proposes the slate of director nominees for approval by the Board and subsequent election by shareholders; (iii) recommends the composition of Board committee membership; and (iv) administers the Corporation’s Related Person Transactions Policy and Procedures. With regard to corporate governance, the Nominating and Corporate Governance Committee reviews the Corporation’s Corporate Governance Guidelines and codes of ethics and recommends revisions, as needed, to the Board for approval. The Nominating and Corporate Governance Committee may periodically review and recommend director nomination procedures to the Board for adoption. See “Director Nominations” and “Other Matters—Proposals for 2008 Annual Meeting” below.

Executive Sessions

Under the Corporation’s Corporate Governance Guidelines, nonmanagement directors are required to meet in regular executive sessions of the Board of Directors at least three times per year and at such other times as they deem necessary or advisable. In January 2006, the Board designated and appointed an independent “Lead Director,” James H. Maynard, who has presided over executive sessions of the Board since April 2006. Shareholders or other interested parties may communicate with a nonmanagement director by contacting a specific nonmanagement director or the nonmanagement directors as a group as described under “Shareholder and Interested Party Communications with the Board” below.

Corporate Governance Guidelines

The Board of Directors has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities taking into consideration corporate governance best practices and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards and director independence requirements, share ownership guidelines, board responsibilities, retirement, meetings of nonmanagement directors and board compensation. The Corporate Governance Guidelines are available on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf. A shareholder also may request a copy of the Corporate Governance Guidelines by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

Related Person Transactions Policy and Procedures

Pursuant to the Corporation’s Related Person Transactions Policy and Procedures, it is the Corporation’s policy to enter into or ratify Related Person Transactions, as defined below, only when the Board of Directors, acting through the Nominating and Corporate Governance Committee, determines that the Related Person Transaction in question is consistent with the best interests of the Corporation and its shareholders. Under this policy, any Related Person Transaction shall be consummated or shall continue only if the Nominating and Corporate Governance Committee (or the Chair, acting pursuant to delegated authority) approves or ratifies the transaction.

The term “Related Person Transaction” generally means a transaction, arrangement or relationship (or any series of the same) in which the Corporation (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest. A “Related Person” generally means a director, director nominee or executive officer of the Corporation; a person who is known to be the beneficial owner of more than 5% of any class of the Corporation’s common stock; and any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

Codes of Ethics

The Corporation maintains the Code of Ethics for Employees, which has been approved by the Board of Directors, to ensure that each employee of the Corporation and its subsidiaries understands the basic principles that govern BB&T’s corporate conduct and the conduct of its employees generally. The Corporation similarly maintains the Code of Ethics for Directors, also approved by the Board of Directors, which governs the conduct of BB&T’s directors generally. The Board also has adopted the Code of Ethics for Senior Financial Officers, which incorporates both the Code of Ethics for Employees and the Code of Ethics for Directors. A copy of each of the Code of Ethics for Employees, the Code of Ethics for Senior Financial Officers and the Code of Ethics for Directors may be found on the Corporation’s website by choosing the appropriate link at http://www.bbt.com/bbt/about/corporategovernance/codeofethics/. A shareholder also may request a copy of each of the codes of ethics by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any waivers or substantive amendments of the codes of ethics applicable to the Corporation’s directors and certain of its executive officers (including members of Executive Management) also will be disclosed on the Corporation’s website.

Shareholder and Interested Party Communications with the Board

Any shareholder or other interested party desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: name of director(s), as applicable), care of the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce the original of such communication for his or her review.

Director Nominations

As noted above, one of the primary responsibilities of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying and reviewing qualifications of prospective directors for the Corporation. The Committee is charged with selecting individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who are expected to be the most effective in serving the long-term interests of the Corporation and its shareholders.

Director nominees are recommended to the Board of Directors annually by the Nominating and Corporate Governance Committee for election by the shareholders. The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with the Corporation’s bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, for delivery to the Chair of the Nominating and Corporate Governance Committee for consideration. When submitting a nomination to the Corporation for consideration, a shareholder must provide the following minimum information for each director nominee: full name and address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of shares of BB&T Common Stock owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. Shareholder nominations for director also must be made in a timely manner and otherwise in accordance with the Corporation’s bylaws (please refer to Article II, Section 10 of the Corporation’s bylaws to determine the precise requirements for any shareholder nomination.) If the Nominating and Corporate Governance Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of the Corporation’s outstanding voting stock for at least one year as of the date of such recommendation, the Corporation, as required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Nominating and Corporate Governance Committee chose to nominate the candidate, as well as certain other information.

In addition to potential director nominees submitted by shareholders, the Nominating and Corporate Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described above.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any shareholder in connection with the 2007 Annual Meeting. Any shareholder desiring to present a nominee for consideration by the Nominating and Corporate Governance Committee prior to the 2008 Annual Meeting must do so in accordance with the Corporation’s policies and bylaws. See also “Other Matters—Proposals for 2008 Annual Meeting” below.

Share Ownership of Directors

Pursuant to the Corporation’s Corporate Governance Guidelines and bylaws, each director is expected to own at least 2,500 shares of BB&T Common Stock within three years after initial election or appointment and to continue to own such shares throughout the full term of the director’s service. Currently, twelve of the fifteen directors own the requisite number of shares and the remaining three directors are making satisfactory progress towards meeting this new requirement. The share ownership requirement was increased from 1,000 to 2,500 shares by the Board at the December 2006 Board of Directors meeting.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for the Corporation by its independent registered public accounting firm, subject to a de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. To qualify for the de minimis exception, the aggregate amount of all such non-audit services provided to the Corporation must constitute not more than 5% of the total amount of revenues paid by the Corporation to its independent registered public accounting firm during the fiscal year in which the services are provided; such services were not recognized by the Corporation at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Audit Committee and, prior to the completion of the audit, approved by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approval has been delegated by the Audit Committee. Under the terms of its charter, the Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2006, all of the non-audit services (see “Fees to Auditors” below, for a description of such services) provided by the Corporation’s independent registered public accounting firm were approved by the Audit Committee.

Policy for Accounting and Legal Complaints

The Audit Committee has adopted a policy that governs the reporting of (i) employee complaints regarding accounting, internal accounting controls or auditing matters, and (ii) evidence of (x) a material violation by the Corporation or any of its officers, directors, employees or agents of federal or state securities laws, (y) a material breach of fiduciary duty arising under federal or state law, or (z) a similar material violation when such evidence is obtained by an attorney authorized to appear or practice before the SEC. Any complaints regarding such matters will be reported to the Corporation’s General Counsel, who will investigate or cause to be investigated all matters reported pursuant to this policy and will maintain a record of such complaints that includes the tracking of their receipt, investigation and resolution. The General Counsel will periodically prepare a summary report of such complaints for the Audit Committee, which will oversee the consideration of all reported complaints covered by this policy. This policy may be found on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/pdf/AcctLegalComplaintPolicy.pdf.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Corporation’s directors and certain of its executive officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC and the Corporation is required to report in this proxy statement any failure to file by the established dates during 2006. In 2006, all of these filing requirements were satisfied by the Corporation’s directors and executive officers subject to Section 16 of the Exchange Act. In making this statement, the Corporation has relied on the written representations of its directors and executive officers subject to Section 16 and copies of the reports that have been filed with the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently composed of five directors and operates under an amended charter adopted by the Board of Directors on February 22, 2005. The Board of Directors has determined, in its business judgment, that each member of the Audit Committee is independent as required by applicable securities law and is financially literate based on standards adopted by the NYSE and the Corporation’s Board of Directors. The primary duties and responsibilities of the Audit Committee are to monitor (i) the integrity of the Corporation’s financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) the Corporation’s compliance with certain legal and regulatory requirements; and (iii) the independence and performance of the Corporation’s internal and external auditors. The Audit Committee also selects the Corporation’s independent registered public accounting firm. Management of the Corporation is responsible for the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and the internal auditor, and has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as currently in effect.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has received confirmations from management and has considered whether the provision of any non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the SEC.

The directors who constituted the Audit Committee as of February 28, 2007 were as follows:

Jennifer S. Banner, Chair	John P. Howe, III, M.D.
Anna R. Cablik	James H. Maynard
L. Vincent Hackley

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Philosophy and Guiding Principles

BB&T’s executive compensation philosophy is based on three guiding principles:

•	Compensation and reward systems are management tools to achieve business results;

•

Competitive total compensation opportunities are established relative to organizations with whom we compete for talent and shareholder investments and are set at levels that enable BB&T to attract and retain executives critical to its long-term success; and

•	Total compensation is aligned with shareholder interests when it is paid based upon the achievement of financial goals that BB&T has set and attained for the performance period.

BB&T believes that compensation should be set for the Chief Executive Officer and the other NEOs in line with the performance of BB&T on both a short-term and long-term basis. It is BB&T’s practice to provide a balanced mix of cash and equity-based compensation in order to align the interests of the NEOs with that of BB&T’s shareholders and to encourage the NEOs to act as equity owners of BB&T. The total compensation program for NEOs currently consists of the following:

•	annual salaries;

•	annual cash incentives;

•	long-term incentive compensation; and

•	certain retirement and other broad-based employee benefits.

BB&T operates in the highly-competitive financial services industry where the attraction and retention of talented executives is critical to the future success of BB&T. For this reason, BB&T has designed a total compensation program that is intended to be competitive with other peer group banks within the industry.

The Compensation Committee administers BB&T’s compensation program for the NEOs. The Committee is composed entirely of independent, nonmanagement directors. The Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive plan, which includes approving annual and long-term target awards under BB&T’s bonus and stock programs. The Committee also approves the performance goals for all compensation programs that utilize performance metrics and evaluates performance at the end of each performance period (i.e., annually and on a three-year basis). The Committee approves award opportunities, stock option awards, awards of performance-based stock and restricted stock awards. The Committee also sets the level and components of the compensation for the Chief Executive Officer and reviews and approves the compensation for the other NEOs.

Overview of NEO Compensation Program

BB&T’s practice is to provide incentives through its compensation program that promote both the short- and long-term financial objectives of BB&T. Achievement of short-term objectives is rewarded through base salary and annual cash incentives, while long-term equity and performance-based incentive grants encourage NEOs to focus on BB&T’s long-term goals. These incentives are based on financial objectives of importance to BB&T, including earnings growth and cash basis return on assets and return on equity. BB&T’s compensation practices reflect BB&T’s pay-for-performance philosophy, whereby three quarters or more of an executive’s compensation is at risk and tied to company performance. BB&T believes that compensation programs that lead to equity ownership ensure that the interests of the NEOs are aligned with BB&T’s shareholders.

Competitive Benchmarking. The compensation structure for NEOs emphasizes variable pay based on performance. BB&T benchmarks each element of compensation against the market with the objective of targeting total compensation at the market median. To achieve this goal, BB&T compares total compensation opportunities as well as each element of pay, including base salary and annual and long-term incentives, to a peer group of publicly-traded bank or financial services holding companies (the “Peer Group”). BB&T’s financial group selects the Peer Group and an outside compensation consultant validates this selection. The Compensation Committee has determined that the group so selected is an appropriate comparison group for this purpose. The Peer Group used for evaluating the NEOs’ compensation is also used for benchmarking BB&T’s performance. The most recent peer review conducted in 2006 resulted in the designation of the following twelve financial institutions as the Peer Group:

BB&T 2006 Peer Group

Institution	State	Assets (in Billions) 12/31/2006
Comerica	MI	$58.0
Fifth Third	OH	100.7
KeyCorp	OH	92.3
M&T	NY	57.1
Marshall & Ilsley	WI	56.2
National City	OH	140.2
PNC	PA	101.8
Popular	PR	47.4
Regions	AL	143.4
SunTrust	GA	182.2
UnionBanCal	CA	52.6
U.S. Bancorp	MN	219.2

BB&T	NC	$121.4

The Peer Group was selected based upon relative size, company performance and business mix. Because fewer companies comparable in asset size to BB&T remain independent, BB&T’s total assets and market capitalization currently approximate the 75th percentile of the 2006 Peer Group. This same group of companies serves as the Peer Group in the Performance Graph set forth in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation Consultant. The Compensation Committee biennially engages an outside compensation consultant to review the competitiveness and effectiveness of BB&T’s executive compensation program relative to market practices and business goals. BB&T historically has retained Mercer Human Resource Consulting to act as its compensation consultant. The consultant reviews overall compensation levels and the relationship of BB&T’s financial performance to actual pay levels received over the previous year. The consultant also reviews financial results over one and three-year periods and examines metrics, including operating income growth, earnings per share growth, return on average equity, return on average assets, efficiency ratios, salary expense as a percent of revenue and total shareholder return (including over a five year period).

The consultant recommends to the Compensation Committee changes in the mix of cash versus equity compensation to be offered as well as the types of long-term incentives to be granted. The consultant makes suggestions related to the types of performance measures to be used in BB&T’s annual and long-term plans consistent with BB&T’s business strategies and presents the relevant practices of peer companies. As mentioned above, the consultant and BB&T’s internal financial group develop the list of peer companies to be used for compensation and financial analyses. During 2006, the consultant also prepared summary analyses of total compensation for the Compensation Committee with respect to each of the members of Executive Management, including the NEOs. These summaries included all forms of current compensation, salary, annual incentives, long-term incentives, and employee benefits. In addition, the Compensation Committee requested a full analysis of termination benefits in the event of an executive’s termination under existing employment contracts as well as in the event of a change of control.

The consultant shares preliminary findings with the Chair of the Compensation Committee and presents the full report to the Compensation Committee. The Compensation Committee reviews the information provided by the consultant, including the summary analyses of all elements of compensation paid to each of the NEOs. In 2006, using the information provided by the consultant, the Compensation Committee determined the appropriate mix of short-term and long-term compensation for the Chief Executive Officer and, based upon recommendations from the Chief Executive Officer concerning individual performance, also determined the appropriate mix of short-term and long-term compensation for each of the other NEOs.

Components of Executive Compensation

Total Compensation. For 2006, the actual total compensation of the NEOs generally fell between the 25th and 50th percentile of total compensation paid to executives holding equivalent titles in each of the Peer Group companies. BB&T believes total compensation is consistent with (but somewhat below) BB&T’s actual financial performance in 2006 and its performance over the three-year period (2004-2006). Target compensation for 2006 was substantially unchanged from 2005 levels.

Annual Base Salary. BB&T historically has positioned NEO salaries at the median against the Peer Group. BB&T believes that the vast majority of a NEO’s compensation should be variable, and at risk based on the performance of BB&T, and thus base salary should play a modest role in the overall total compensation of the NEOs. Salaries for NEOs are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on prevailing changes in market rates for equivalent executive positions in similarly-situated companies, as well as a subjective evaluation of such factors as the individual’s level of responsibility, performance and overall contribution to BB&T. For 2006, the Compensation Committee, after considering the positioning of BB&T’s salaries for its NEOs as compared to similarly-situated executives relative to the market as validated by the compensation consultant, the tenure and performance of the NEOs and the recommendations of the Chief Executive Officer on salary increases for the other NEOs, increased by 4% the base salaries of the Chief Executive Officer and the other NEOs as follows:

2006 Base Salary Adjustment

Name	2005 Base Salary	Increase	2006 Base Salary (effective 4/06)
John A. Allison IV	$900,000	$36,000	$936,000
Kelly S. King	$600,000	$24,000	$624,000
W. Kendall Chalk	$425,000	$17,000	$442,000
Robert E. Greene	$400,000	$16,000	$416,000
Christopher L. Henson	$270,000	$10,800	$280,800

Annual Cash Incentives. The BB&T Corporation Short-Term Incentive Plan (the “Bonus Plan”) is an annual cash incentive program that provides cash awards to participants based on the achievement of performance goals established annually by the Compensation Committee. Each year the Compensation Committee selects the group of employees eligible to receive awards under the Bonus Plan, including the NEOs and other key employees. Awards for the NEOs are based on corporate performance. The Compensation Committee may determine corporate performance based on a variety of factors, including stock price, market share, sales, earnings per share, return on equity, return on average assets and/or expense management. The size of the NEO’s cash award is determined by establishing a target incentive award expressed as a percentage of the NEO’s base salary, up to a maximum amount established by the Compensation Committee. In 2006, BB&T’s shareholders re-approved the terms of the Bonus Plan, which is required for the Bonus Plan to be in compliance with Code Section 162(m).

For 2006, the Compensation Committee set the target incentive award for Mr. Allison and Mr. King at 100% of base salary, for Mr. Chalk at 90% of base salary, and for Mr. Greene and Mr. Henson at 75% of base salary. The performance criteria applicable to the Chief Executive Officer and the other NEOs for purposes of the Bonus Plan are determined based solely on corporate performance. For the Chief Executive Officer and the other NEOs, the Compensation Committee established corporate performance goals for 2006 based on cash basis earnings per share (weighted at 80%) and cash basis return on assets (weighted at 20%). In 2006, BB&T achieved approximately 97% of the cash basis earnings per share target, and achieved approximately 104% of the cash basis return on assets target. Accordingly, NEOs were eligible for and received bonus payments for 2006 in the aggregate amount of $2,088,068. Awards to the NEOs under the Bonus Plan for performance in 2006 are reflected in column (g) of the 2006 Summary Compensation Table included under the “Compensation of Executive Officers” section below.

Incentive Stock Awards. In 2004, the Board of Directors and shareholders approved the adoption of a new equity incentive plan, the 2004 Stock Plan. The 2004 Stock Plan is an equity incentive plan in which benefits are granted to selected participants, including NEOs, as determined by the Compensation Committee and the Board of Directors. Awards that may be granted by the Compensation Committee to NEOs include incentive stock options and nonqualified stock options; SARs; restricted stock awards and restricted stock units; performance shares and performance units; and phantom stock awards.

BB&T places great importance on equity as a form of compensation and stock ownership is a key objective of the compensation program. The Compensation Committee and BB&T’s Chief Executive Officer are strong advocates of providing equity opportunities to the members of Executive Management, including the NEOs, and encourage such executives to be owners of BB&T Common Stock. As of February 28, 2007, members of Executive Management, including the NEOs, collectively owned approximately 1,126,742 shares of BB&T’s Common Stock. The proportion of compensation provided to NEOs through equity compensation and long-term incentives is the largest element of the executive’s compensation. Approximately two-thirds of Mr. Allison’s target total compensation is composed of long-term equity or performance units. Historically, stock options and performance units have constituted a significant portion of the NEOs’ compensation.

In 2006, BB&T introduced the use of performance-based restricted stock awards for NEOs. Performance-based restricted stock, contingent shares that are granted but not earned until specific performance conditions are met, replaced approximately one-half of the amount of equity that had traditionally been granted in stock options. The ability to earn shares based on performance over a three-year period was viewed as an efficient and performance-based way to provide alignment with shareholders and potentially greater retentive value to the NEOs. If the specific performance conditions are met, shares of BB&T Common Stock are issued to the NEO, without any additional restrictions, other than those imposed by law. No dividends are paid on the shares underlying the performance-based restricted stock units until the shares are actually issued upon the satisfaction of the specific performance criteria. The cost of granting performance-based restricted stock awards was neutral to BB&T in 2006 as compared to the grant of stock options.

The Compensation Committee annually determines the size of individual awards and sets the performance criteria for both the performance-based restricted stock awards as well as the performance unit awards based upon an analysis of the Peer Group. For the 2006 grant of performance-based restrictive stock units to the NEOs, the Compensation Committee set the corporate performance metric as a three-year average (2006-2008) cash basis return on equity of 19.95%. Additionally, vesting is contingent upon the NEO’s continued employment with BB&T for two years beyond the three-year performance period (i.e., total vesting is over a five-year period). Accordingly, if the 2006-2008 performance target is met, then the restricted stock units will vest 100% on February 21, 2011 if the NEO is still employed by BB&T.

As stated above, stock options historically have been an important part of BB&T’s equity program. Options are granted annually based on company and individual performance and, as was the case in 2006, generally vest 20% per year on each of the first five anniversaries of the date of grant. Options are valued based on the Black- Scholes stock option pricing model. The Black-Scholes model estimates the present value of a share of BB&T stock based on a set of assumptions. The number of options granted is determined by dividing the amount of compensation to be delivered through stock options by the Black-Scholes value.

Generally, BB&T plans its equity incentive award grant dates well in advance of any actual grant. The timing of BB&T’s regular annual awards is determined months in advance to coincide with a scheduled meeting of the Board of Directors and the Compensation Committee. The grant date is established when the Board of Directors, acting upon the recommendation of the Compensation Committee, approves the grants and all key terms. The exercise price for each stock option grant in 2006 was the market closing price on the business day preceding the date of grant. Newly hired employees who are not executive officers may receive equity incentive awards upon the approval of Mr. Allison, acting upon authority delegated to him by the Compensation Committee and the Board of Directors. In 2006, BB&T changed its new hire award practices so that new hires only receive restricted stock awards, which are valued as of the date of their offer letter. In 2006, prior to this change, BB&T granted new hires stock options with an exercise price equal to the closing price of BB&T Common Stock on the business day preceding the employee’s first day of employment. Mr. Allison is also authorized by the Compensation Committee and the Board of Directors to make special equity awards to employees for retention purposes, such as in the event that a highly valued employee is being recruited by a competitor.

The Compensation Committee annually approves a target long-term incentive award for each NEO that is composed of options and performance-based restricted stock units. This target is expressed as a percentage of salary. In 2006, after considering recommendations made by the compensation consultant, the Compensation Committee set the target opportunity for each NEO as follows: Mr. Allison—245% of salary; Mr. King—210% of salary; Mr. Chalk—175% of salary; Mr. Greene—140% of salary; and Mr. Henson—140% of salary. Using this methodology, the NEOs received the following stock option grants and grants of performance-based restricted stock units in 2006:

Name	Non-Qualified Stock Options	Performance- Based Restricted Stock Units
John A. Allison IV	203,508	36,707
Kelly S. King	116,290	20,975
W. Kendall Chalk	68,643	12,381
Robert E. Greene	51,684	9,322
Christopher L. Henson	34,887	6,292

Long-Term Incentive Awards. In 1996, BB&T established a long-term performance unit incentive plan (“LTIP”) for members of Executive Management only, including the NEOs, which is provided as a component of their annual grant under the 2004 Stock Plan. Performance units are performance-based awards payable, in the Compensation Committee’s discretion, in the form of shares of BB&T Common Stock, cash or a combination of both.

The objective of the LTIP is to motivate and reward financial performance over a mid-term period of three years. While options are generally held until the latter part of their ten-year term, and the short-term incentive plan measures one year performance, the LTIP was designed to measure internal (and relative) performance over a three-year period. Each year begins a new three-year cycle. Annually, at the beginning of each three-year cycle, the Compensation Committee, after considering recommendations by the compensation consultant, determines the performance measures and range of performance at which units will be earned.

Since the inception of the LTIP, these awards have been paid to the NEOs in cash. The rationale for paying cash has been in part to provide NEOs with additional cash to facilitate the exercise of stock options and the retention of associated shares acquired.

The Compensation Committee annually develops the goals, size of awards and performance scale for each grant of performance units. This process has three components: (i) a performance scale with an associated payout percentage that may range from 0-200%; (ii) a target percentage of the NEO’s salary that represents the value of the award that may be paid to an individual NEO based on actual performance compared to the range of results established in the performance scale; and (iii) the average salary of the NEO over the applicable valuation period. The performance scale set by the Compensation Committee is generally based on average cash basis return on equity (“ROE”) for a three-year period. The midpoint of the performance scale is typically established to reflect median performance levels of the Peer Group based on an analysis of historical performance. The actual value of the performance unit is then calculated by multiplying the applicable target percentage for each NEO times the average salary of the NEO over the three-year valuation period times the payout percentage, as follows:

Applicable Target % for each NEO x 3-Year Average Salary x Payout %

In 2004, after considering recommendations from the compensation consultant, the Compensation Committee set the 2004-2006 LTIP performance unit cycle and provided that the performance criteria would be cash basis return on equity for the three-year period, with a target goal of 20.26% based on the median for the Peer Group. For this three-year period, BB&T attained a cash basis return on equity of 27.68%, which entitled the participants in 2006 to receive an award of 200% of their target payout. The applicable target percentage as set by the Compensation Committee for each NEO for the 2004-2006 performance unit cycle was as follows: Mr. Allison—120% of average base salary; Mr. King—83% of average base salary; Mr. Chalk—75% of average base salary; and Mr. Greene—60% of average base salary. Mr. Henson was not a member of Executive Management in February 2004 at the time the 2004-2006 performance unit cycle was established so he was not entitled to a performance unit payment for the period. The 2004-2006 LTIP performance unit awards paid for 2006 to the NEOs (other than Mr. Henson) are reflected in column (g) of the 2006 Summary Compensation Table included under the “Compensation of Executive Officers” section below.

In 2006, the Compensation Committee established the 2006-2008 LTIP performance unit cycle by providing that the performance criteria would be cash basis return on equity for such three-year period, based on the average of the Peer Group, with a threshold of 19.95%, a target goal of 20.93%, and a maximum goal of 29.20%. The Compensation Committee approved the individual NEO’s target payouts as follows: Mr. Allison—105% of average base salary; Mr. King—90% of average base salary; Mr. Chalk—75% of average base salary; Mr. Greene—60% of average base salary; and Mr. Henson—60% of average base salary.

Perquisites Practices. BB&T provides NEOs with perquisites and other personal benefits that BB&T believes are reasonable and consistent with BB&T’s overall compensation program to better enable BB&T to attract and retain superior employees for key positions. In 2006, BB&T provided its NEOs with perquisites related to (i) the maintenance of a residential security system previously provided by BB&T and (ii) cash benefit adjustments pursuant to an election to opt out of BB&T group term life insurance coverage. The residential security system benefit is provided for the protection of the NEOs at an expense of approximately $924 per year for each of the NEOs. BB&T permits any member of senior management (including the NEOs) to opt out of the Corporation’s group term life insurance coverage and to have the portion of the group term life insurance premium that would have been paid by BB&T applied to a whole life policy owned by the individual and provided through BB&T Insurance Services, Inc., a wholly owned subsidiary of BB&T. The cash benefit adjustments pursuant to an election to opt out of BB&T group term life insurance coverage for the NEOs in 2006 were as follows: Mr. Allison—$5,052; Mr. King—$2,298; and Mr. Chalk—$1,709.

Employment Agreements. BB&T uses employment agreements to secure the services of key talent within the highly competitive financial services industry. Generally, the employment agreements are entered into with high performing and long-term potential senior employees. All the NEOs have entered into employment agreements with BB&T.

The employment agreements entered into with Mr. Allison, Mr. King and Mr. Chalk provide for three-year terms and the employment agreements for the other NEOs provide for five-year terms. BB&T elected to provide three-year contract terms for Mr. Allison, Mr. King and Mr. Chalk after a review of information provided by an outside compensation consultant showed that much of BB&T’s Peer Group provide three-year contract terms for its senior executives. For a description of the material terms of the employment agreements for the NEOs, including the potential values of severance and change of control compensation under such agreements, see “Compensation of Executive Officers—Narrative to 2006 Summary Compensation Table” and “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control” below.

Pension Plan. NEOs participate in the BB&T Corporation Pension Plan, a tax-qualified defined benefit retirement plan for eligible employees, on the same basis as other similarly situated employees. NEOs also participate in the BB&T Corporation Non-Qualified Defined Benefit Plan, which is an unfunded excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated employees, including the NEOs (other than Mr. Greene). The primary purpose of the BB&T Corporation Non-Qualified Defined Benefit Plan is to supplement the benefits payable to participants under the BB&T Corporation Pension Plan to the extent that such benefits are curtailed by application of certain limitations in the Code. See “Compensation of Executive Officers—Narrative to 2006 Pension Benefits Table” below. Mr. Greene is the only NEO who participates in the BB&T Corporation Target Pension Plan, a supplemental executive retirement plan (“SERP”), which is more fully described in “Compensation of Executive Officers—Narrative to 2006 Pension Benefits Table” below. The SERP is a plan that was made available only to former employees of SNC prior to the merger of equals with BB&T in 1995 and Mr. Greene is the only NEO who is a former employee of SNC. For a description of the severance payments and benefits NEOs would be entitled to receive assuming each of the NEOs had retired at the end of 2006, see “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control” below.

Other Employee Benefit Plans. During 2006, BB&T maintained various employee benefit plans that constitute a portion of the total compensation package available to NEOs and all eligible employees of BB&T. These plans consisted of the BB&T Corporation 401(k) Savings Plan (which in 2006 permitted employees to contribute up to 25% of their compensation with BB&T matching up to 6% of their contribution); the BB&T Corporation Non-Qualified Defined Contribution Plan (the purpose of this Plan is to supplement the benefits under the BB&T Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Code; during 2006, eligible participants were permitted to defer up to 25% of their compensation); a retirement plan covering substantially all employees of BB&T, including NEOs; a health care plan that provides medical and dental coverage for all eligible employees; certain other welfare benefits; and certain nonqualified deferred compensation plans. See “Pension Plan” section above. The Compensation Committee concluded that these plans are consistent with plans provided by the Peer Group and with industry standards and that no material modification of such plans was necessary in 2006.

Stock Ownership

The Compensation Committee and BB&T’s Chief Executive Officer generally believe that members of Executive Management, including the NEOs, should accumulate meaningful equity stakes over time to further align their economic interests with the interests of shareholders, thereby promoting BB&T’s objective of increasing shareholder value. The long-term incentives used by BB&T facilitate the acquisition of shares of BB&T Common Stock by the NEOs. See the “Security Ownership” table above for a specific listing of the amount of BB&T Common Stock beneficially owned by each NEO. The value of shares owned by each NEO ranges from approximately 4 times to 20 times each NEO’s respective base salary level.

Consistent with BB&T’s compensation philosophy of rewarding the NEOs based on the long-term success of BB&T, BB&T’s Code of Ethics and Insider Trading Policy prohibit speculative trading in BB&T Common Stock and place limitations on an NEO’s ability to conduct short-term trading, thus encouraging long-term share ownership.

Tax and Accounting Considerations

BB&T’s compensation philosophy and policies are intended to comply with Code Section 162(m) and related regulations, which establish certain requirements in order for performance-based compensation in excess of $1,000,000 that is paid to certain executive officers to be deductible by BB&T. In establishing and administering BB&T’s compensation programs, the Compensation Committee generally intends that performance-based compensation will be deductible under Code Section 162(m), although BB&T retains the flexibility to pay compensation that is not eligible for such treatment if it is in the best interest of the Corporation to do so.

Beginning on January 1, 2006, BB&T began accounting for stock-based payments under the 2004 Stock Plan in accordance with the requirement of FASB Statement 123(R).

Conclusion

BB&T has reviewed all elements of its compensation program for NEOs, including a tally sheet for each NEO delineating each element of the NEO’s compensation. When making a decision regarding any element of an NEO’s compensation, the Compensation Committee takes into consideration all other elements of the NEO’s compensation. BB&T believes that the total compensation for each of its NEOs is reasonable and believes that the components of BB&T’s compensation program for NEOs are consistent with market standards and with comparable programs of the Peer Group. The compensation program for NEOs is based on the financial performance of BB&T compared to both market medians and Peer Group averages and appropriately links executive performance to the annual financial and operational results of BB&T and the long-term financial interests of the shareholders. BB&T believes that the foregoing compensation philosophy is consistent with BB&T’s corporate culture and objectives and has served and will continue to serve as a reasonable basis for administering the total compensation program of BB&T, both for NEOs and all employees, for the foreseeable future.

COMPENSATION OF EXECUTIVE OFFICERS

2006 Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)	Stock Awards(2)(3) ($)	Option Awards(4)(5) ($)	Non-Equity Incentive Plan Compensation(6)(7) ($)	Change in Pension Value & Non-Qualified Deferred Earnings(8) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

John A. Allison IV	2006	$927,000	$1,144,891	$1,737,584	$2,969,550	$1,414,205	$250,343	$8,443,573
Chairman & Chief Executive Officer

Kelly S. King	2006	618,000	654,210	1,088,228	1,462,092	968,286	129,707	4,920,523
Chief Operating Officer

W. Kendall Chalk	2006	437,750	386,163	582,590	956,879	760,385	88,850	3,212,617
Senior Executive Vice President and Chief Credit Officer

Robert E. Greene	2006	412,000	290,753	440,681	734,950	446,966	82,959	2,408,309
Senior Executive Vice President

Christopher L. Henson	2006	278,100	33,797	112,230	177,289	75,464	30,731	707,611
Senior Executive Vice President and Chief Financial Officer

(1)	The NEOs did not receive any payments that could be characterized as discretionary “Bonus” payments for the fiscal year ended December 31, 2006. As a result, column (d) entitled “Bonus” was deleted from this table.
(2)	The FAS 123(R) value for each restricted stock unit award listed in column (e) to the 2006 Summary Compensation Table is $31.19. The amounts in column (e) reflect the dollar amount of compensation expense recognized for restricted stock unit awards for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R). The assumptions used in the calculation of these amounts for awards granted in 2006, the only year for which there is compensation expense, are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
(3)	Stock awards to the NEOs for compensation cost recognized in conjunction with the grant of the corresponding number of restricted stock units in 2006 are as follows: Mr. Allison—$1,144,891 for 36,707 units; Mr. King—$654,210 for 20,975 units; Mr. Chalk—$386,163 for 12,381 units; Mr. Greene—$290,753 for 9,322 units; and Mr. Henson—$33,797 for 6,292 units.
(4)

The FAS 123(R) value for each stock option award listed in column (f) to the 2006 Summary Compensation Table is as follows: 2003—$7.03; 2004—$8.17; 2005—$6.51; and 2006—$5.58. The amounts in column (f) reflect the dollar amount of compensation expense recognized for stock option awards for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R). Because compensation expense is recognized as stock options vest, the compensation expense includes amounts from awards granted from 2003 to 2006. The assumptions used in the calculation of these amounts for awards granted in 2004, 2005 and 2006 are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The assumptions used in the calculation of these amounts for awards granted in 2003 are included in Note 1 “Summary of Significant Accounting Policies—Stock-Based Compensation” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(5)	Option awards to the NEOs for compensation recognized in 2006 in conjunction with the grants of stock options in 2003, 2004, 2005 and 2006 are as follows: Mr. Allison—$304,815 (2004), $297,195 (2005), $1,135,574 (2006); Mr. King—$133,234 (2003), $143,346 (2004), $162,750 (2005), $648,898 (2006); Mr. Chalk—$101,382 (2004), $98,180 (2005), $383,028 (2006); Mr. Greene—$77,986 (2004), $74,299 (2005), $288,396 (2006); and Mr. Henson—$13,621 (2003), $14,605 (2004), $50,476 (2005), $33,528 (2006).
(6)

This column contains compensation paid to the NEOs under the BB&T Corporation Short-Term Incentive Plan and the LTIP and is paid to the NEOs when specific performance measures are achieved as described in the “Compensation Discussion and Analysis” section above rather than upon the date of grant.

(7)	The amount of compensation paid to each of the NEOs under the BB&T Corporation Short-Term Incentive Plan for 2006 was as follows: Mr. Allison—$787,950; Mr. King—$525,300; Mr. Chalk—$334,879; Mr. Greene—$262,650 and Mr. Henson—$177,289. The amount of compensation paid to each of the NEOs for the 2004-2006 LTIP performance unit cycle was as follows: Mr. Allison—$2,181,600; Mr. King—$936,792; Mr. Chalk—$622,000 and Mr. Greene—$472,300. Mr. Henson was not a member of Executive Management in February 2004 when this performance cycle was established so he was not entitled to a performance unit payment for this period.
(8)	The amounts listed in column (h) are attributable to changes in pension value for each of the NEOs. There were no changes of value attributable to nonqualified deferred compensation earnings.

Narrative to 2006 Summary Compensation Table

All Other Compensation. The detail relating to the “All Other Compensation” found in column (i) to the 2006 Summary Compensation Table is as follows:

Detail for All Other Compensation(1)

Name	Benefit Adjustment	NQDC Match	401(k) Match	Service Award	Life Insurance Premium	Bonus	Home Security
John A. Allison IV	$5,052	$230,567	$13,200	$600	$0	$0	$924
Kelly S. King	$2,298	$113,285	$13,200	$0	$0	$0	$924
W. Kendall Chalk	$1,709	$73,017	$13,200	$0	$0	$0	$924
Robert E. Greene	$0	$58,549	$13,200	$0	$182	$10,103	$924
Christopher L. Henson	$0	$16,607	$13,200	$0	$0	$0	$924

(1)	All Other Compensation consists of:
(a)	BB&T’s matching contribution under the BB&T Corporation 401(k) Savings Plan in the amount of $13,200 for each NEO.
(b)	BB&T’s contribution to the BB&T Corporation Non-Qualified Defined Contribution Plan in the amount of $230,567 for Mr. Allison, $113,285 for Mr. King, $73,017 for Mr. Chalk, $58,549 for Mr. Greene and $16,607 for Mr. Henson.
(c)	Cash benefit adjustment pursuant to election to opt out of BB&T group life insurance coverage in the amount of $5,052 for Mr. Allison, $2,298 for Mr. King and $1,709 for Mr. Chalk.
(d)	Home security system 2006 annual maintenance costs in the amount of $924 for each of the BB&T NEOs.
(e)	Service award to Mr. Allison in the amount of $600; consists of 10 shares of BB&T stock with a fair market value of $405 at the time of the award and $195 in a gross-up payment for taxes on the award.
(f)	$10,103 payment, adjusted for taxes, equal to that portion of the annual premium due on Mr. Greene’s whole life insurance policy for which BB&T is responsible under the terms of the SNC Senior Officers Insurance Program Agreement assumed by BB&T in 1995.
(g)	$182 premium paid on an endorsement split dollar life insurance policy that BB&T assumed in 1995.

Compensation Program. For a discussion and analysis of the Corporation’s compensation program, including a discussion of each element of compensation provided to the NEOs, please refer to the “Compensation Discussion and Analysis” section above. As indicated in the 2006 Summary Compensation Table, salary and non-performance based bonuses (of which there were none in 2006) as a percentage of total annual compensation for each of the NEOs were as follows: Mr. Allison—11.0%; Mr. King—12.6%; Mr. Chalk—13.6%; Mr. Greene—17.1%; and Mr. Henson—39.3%.

Material Terms of Grants. The material terms for each stock option grant and restricted stock award made to each of the NEOs in 2006 are described in the “Compensation Discussion and Analysis—Components of Executive Compensation” section above.

LTIP. The LTIP is more fully described in the “Compensation Discussion and Analysis” section above. In 2004, after considering recommendations from its compensation consultant, the Compensation Committee set the 2004-2006 LTIP performance unit cycle and provided that the performance criteria would be cash basis return on equity for the three-year period, with a target goal of 20.26%. For this three-year period, BB&T attained a cash basis return on equity of 27.68%, which entitled the participants in 2006 to receive an award of 200% of their target payout.

Change in Pension Value and Non-Qualified Deferred Earnings. For information regarding the formula for calculation of the pension values, see the discussion included in the “Narrative to 2006 Pension Benefits Table” below. During 2006, eligible employees were permitted to defer up to 25% of their compensation in the Non-Qualified Defined Contribution Plan. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may choose deemed investments in the Non-Qualified Defined Contribution Plan that are identical to the investments offered in the tax-qualified plan with the exception that no contributions may be used to purchase BB&T Common Stock. Participants make an election upon entering the plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines.

401(k) Plan. The BB&T Corporation 401(k) Savings Plan is maintained to provide a means for substantially all employees of the Corporation and its subsidiaries to defer a percentage (up to 25% in 2006) of their cash compensation on a pre-tax basis. This Plan provides for the Corporation to match the employee’s contribution with up to 6% of the employee’s compensation. The Corporation’s contributions to each of the NEOs during 2006 under the 401(k) Savings Plan are included under the “All Other Compensation” column in the 2006 Summary Compensation Table above. In accordance with SEC rules, since the 401(k) Savings Plan is a tax-qualified plan, it is not included in the 2006 Non-Qualified Deferred Compensation table below.

Employment Agreements. The Corporation and its wholly owned subsidiary, Branch Bank, have entered into Employment Agreements with eleven senior executive management officers, including the NEOs (collectively, “Executive Management”; each, an “Executive Officer”).

The Employment Agreements for Mr. Allison, Mr. King and Mr. Chalk provide for three-year terms that are extended automatically each month (absent contrary notice by either party) and the Employment Agreements for Mr. Greene and Mr. Henson provide for five-year terms that are extended automatically each month (absent contrary notice by either party). As a result, for Mr. Allison, Mr. King and Mr. Chalk, three years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term; for Mr. Greene and Mr. Henson, five years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term. However, the term of any Employment Agreement may not be extended beyond the month in which such NEO reaches age 65. The Employment Agreements provide that the NEOs are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that the Corporation or Branch Bank may from time to time extend to its similar situated officers. During the term of the Employment Agreements, each NEO will be entitled to participate in and receive, on the same basis as other similarly situated officers of the Corporation and Branch Bank, employee pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that the Corporation or Branch Bank may from time to time extend to its officers.

The Employment Agreement of Mr. Allison provides that he will be Chairman of the Board and Chief Executive Officer of the Corporation and Branch Bank for the term of his Employment Agreement. The Employment Agreement of Mr. King provides that he will be the Chief Operating Officer of the Corporation and Branch Bank for the term of his Employment Agreement. The Employment Agreement of Mr. Chalk provides that he will be the Senior Executive Vice President and Chief Credit Officer of the Corporation and Branch Bank for the term of his Employment Agreement.

The Employment Agreements for Mr. Allison, Mr. King and Mr. Chalk also provide that under certain circumstances upon leaving the employment of the Corporation and Branch Bank, the NEO may not engage directly or indirectly in the banking, financial services or any other business in which the Corporation, Branch Bank and their subsidiaries are engaged in the continental United States. The Employment Agreements for Mr. Green and Mr. Henson also provide that under certain circumstances upon leaving the employment of the Corporation and Branch Bank, the NEO may not engage directly or indirectly in the banking, financial services or any other business in which the Corporation, Branch Bank and their subsidiaries are engaged in the States of North Carolina and South Carolina and in any counties contiguous to any counties located in such states. Additionally, none of the NEOs may solicit or assist in the solicitation of any depositors or customers of the Corporation or its affiliates or induce any employees to terminate their employment with the Corporation or its affiliates. These noncompetition provisions generally will be effective if the NEO is terminated by the Corporation or Branch Bank other than for “Just Cause” (as defined in the Employment Agreement) until the earlier of the first year anniversary of the NEO’s termination or the date as of which the NEO (other than Mr. Allison, Mr. King and Mr. Chalk) elects to forego receiving the Termination Compensation. These noncompetition provisions are not effective if the NEO terminates employment after a “Change of Control” (or in the case of Mr. Allison, Mr. King and Mr. Chalk, employment is terminated for any reason other than for Just Cause or death within twelve months after a Change of Control). For a discussion of the potential payments that would be provided to each of the NEOs under their respective Employment Agreements in the event of such NEO’s termination, including in connection with a Change of Control of the Corporation, please refer to the “Potential Payments Upon Termination or Change of Control” section below.

2006 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John A. Allison IV
Stock Options	2/21/2006								203,508	$39.73	$1,135,574
Restricted Stock Units	2/21/2006					36,707					$1,144,891
Bonus Plan	2/21/2006	$231,750	$927,000	$1,854,000
2006-2008 LTIP(1)	2/21/2006	253,201	1,012,803	2,025,606

Kelly S. King
Stock Options	2/21/2006								116,290	$39.73	$648,898
Restricted Stock Units	2/21/2006					20,975					$654,210
Bonus Plan	2/21/2006	154,500	618,000	1,236,000
2006-2008 LTIP(1)	2/21/2006	144,686	578,745	1,157,490

W. Kendall Chalk
Stock Options	2/21/2006								68,643	$39.73	$383,028
Restricted Stock Units	2/21/2006					12,381					$386,163
Bonus Plan	2/21/2006	98,494	393,975	787,950
2006-2008 LTIP(1)	2/21/2006	85,405	341,620	683,240

Robert E. Greene
Stock Options	2/21/2006								51,684	$39.73	$288,396
Restricted Stock Units	2/21/2006					9,322					$290,753
Bonus Plan	2/21/2006	77,250	309,000	618,000
2006-2008 LTIP(1)	2/21/2006	64,305	257,220	514,440

Christopher L. Henson
Stock Options	2/21/2006								34,887	$39.73	$194,669
Restricted Stock Units	2/21/2006					6,292					$196,247
Bonus Plan	2/21/2006	52,144	208,575	417,150
2006-2008 LTIP(1)	2/21/2006	43,406	173,623	347,246

(1)	The LTIP is a component of the 2004 Stock Plan. The 2004 Stock Plan is an equity incentive plan. Awards may be granted under the LTIP in the form of cash or stock at the discretion of the Compensation Committee. However, since the inception of the LTIP, awards have been granted only in the form of cash. For that reason, we have disclosed the LTIP awards under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of this table, and not the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns. All five NEOs participate in the 2005-2007 LTIP performance unit cycle. This payout will occur in February 2008. As approved in February 2005, the following threshold, target and maximum payouts apply for the 2005-2007 LTIP performance unit cycle:

	Threshold ($)	Target ($)	Maximum ($)
John A. Allison, IV	$244,220	$976,878	$1,953,756
Kelly S. King	$137,679	$550,716	$1,101,432
W. Kendall Chalk	$81,829	$327,315	$654,630
Robert E. Greene	$61,712	$246,846	$493,692
Christopher L. Henson	$41,741	$166,965	$333,930

Formula: Applicable Target % for each NEO x 3-year Average Salary x Payout %.

When the performance cycle was established, the average 3-year salaries were estimated. The final payments will be adjusted to reflect the actual average 3-year salary for each NEO.

(2)	With respect to grants under each of the Bonus Plan and the 2006-2008 LTIP, the amounts shown in column (c) reflect the minimum payment level, which is 25% of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. These amounts are based on the NEO’s current salary and position. For a discussion of the target opportunities established under each plan, please refer to the “Compensation Discussion and Analysis” section above.
(3)	The amount shown in column (g) reflects the target amount of performance-based restricted stock units granted in 2006, which will result in the issuance of the number of shares of BB&T Common Stock indicated five years from the date of grant if the established performance criteria are met. The award provides only for a single actual payout amount, and thus no threshold or maximum numbers are reflected. The vesting of these restricted stock units for the NEOs is contingent upon the achievement of an average cash basis ROE for the 2006-2008 LTIP performance unit cycle of 19.95% and the continued employment of the NEO for two years beyond the three-year performance period (i.e., total vesting is over a five-year period).
(4)	In accordance with the 2004 Stock Plan, the option exercise price is the closing price of BB&T Common Stock on the business day preceding the date of grant. For the 2006 stock option awards to the NEOs, BB&T used the closing price of BB&T Common Stock on February 17, 2006 because February 20, 2006 was a bank holiday. The closing price of BB&T’s Common Stock on February 21, 2006, the date of the grant, was $39.62.

Narrative to 2006 Grants of Plan-Based Awards Table

For a discussion of the four award types presented in the 2006 Grants of Plan-Based Awards table, please refer to the “Compensation Discussion and Analysis—Components of Executive Compensation” section above.

2006 Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
John A. Allison IV	184,516				$31.0000	2/23/2008			36,707	(5)	$1,612,539
	162,247				$36.3125	2/23/2009
	225,637				$23.9375	2/22/2010
	157,638				$36.5900	2/27/2011
	160,460				$36.8400	2/26/2012
	152,115	101,411	(1)		$32.6600	2/25/2013
	74,618	111,927	(2)		$36.6800	2/24/2014
	45,652	182,608	(3)		$38.6400	2/22/2015
		203,508	(4)		$39.7300	2/21/2016

Kelly S. King	41,934				$31.0000	2/23/2008			20,975	(5)	$921,432
	36,874				$36.3125	2/23/2009
	94,429				$23.9375	2/22/2010
	65,682				$36.5900	2/27/2011
	66,858				$36.8400	2/26/2012
	56,856	37,905	(1)		$32.6600	2/25/2013
	35,090	52,637	(2)		$36.6800	2/24/2014
	25,000	100,000	(3)		$38.6400	2/22/2015
		116,290	(4)		$39.7300	2/21/2016

W. Kendall Chalk	16,900				$31.0000	2/23/2008			12,381	(5)	$543,897
	15,222				$36.3125	2/23/2009
	55,561				$23.9375	2/22/2010
	39,409				$36.5900	2/27/2011
	40,115				$36.8400	2/26/2012
	39,871	26,582	(1)		$32.6600	2/25/2013
	24,818	37,227	(2)		$36.6800	2/24/2014
	15,081	60,326	(3)		$38.6400	2/22/2015
		68,643	(4)		$39.7300	2/21/2016

Robert E. Greene	55,561				$23.9375	2/22/2010			9,322	(5)	$409,515
	39,409				$36.5900	2/27/2011
	40,115				$36.8400	2/26/2012
	30,933	20,622	(1)		$32.6600	2/25/2013
	19,090	28,637	(2)		$36.6800	2/24/2014
	11,413	45,652	(3)		$38.6400	2/22/2015
		51,684	(4)		$39.7300	2/21/2016

Christopher L. Henson	2,982				$20.1875	2/24/2007			6,292	(5)	$276,408
	3,106				$31.0000	2/23/2008
	4,433				$36.3125	2/23/2009
	6,927				$23.9375	2/22/2010
	4,926				$36.5900	2/27/2011
	5,255				$36.8400	2/26/2012
	5,812	3,876	(1)		$32.6600	2/25/2013
	3,575	5,363	(2)		$36.6800	2/24/2014
	7,753	31,015	(3)		$38.6400	2/22/2015
		34,887	(4)		$39.7300	2/21/2016

(1)	Stock options vest at the rate of 20%/year, with vesting dates of 2/25/04, 2/25/05, 2/25/06, 2/25/07 and 2/25/08.
(2)	Stock options vest at the rate of 20%/year, with vesting dates of 2/24/05, 2/24/06, 2/24/07, 2/24/08 and 2/24/09.
(3)	Stock options vest at the rate of 20%/year, with vesting dates of 2/22/06, 2/22/07, 2/22/08, 2/22/09 and 2/22/10.

(4)	Stock options vest at the rate of 20%/year, with vesting dates of 2/21/07, 2/21/08, 2/21/09, 2/21/10 and 2/21/11.

In accordance with the 2004 Stock Plan, the option exercise price is the closing price of BB&T Common Stock on the business day preceding the date of grant. For 2006, the closing price of BB&T Common Stock on February 17, 2006 was used because February 20, 2006 was a bank holiday. The FAS 123(R) value for each option is $5.58.

(5)	Vesting for restricted stock units is subject to a minimum average cash return on equity target of 19.95% during the period from January 1, 2006 through December 31, 2008 and continued employment of the NEO for two years beyond the three-year performance period. Accordingly, if the performance target is met, then the restricted stock units will vest 100% on 2/21/2011 if the NEO is still employed by BB&T. The FAS 123(R) value for each restricted stock unit is $31.19.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

John A. Allison IV	66,230	$1,493,123	0	n/a
Kelly S. King	0	$0	0	n/a
W. Kendall Chalk	24,768	$563,002	0	n/a
Robert E. Greene	32,193	$274,047	0	n/a
Christopher L. Henson	0	$0	0	n/a

2006 Pension Benefits(1)

Name	Plan Name(2)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

John A. Allison IV	Q	35	629,147	0
	NQ	35	8,956,853	0

Kelly S. King	Q	35	629,147	0
	NQ	35	4,026,342	0

W. Kendall Chalk	Q	32	705,666	0
	NQ	32	2,802,405	0

Robert E. Greene	Q	34	569,943	0
	SERP	34	2,460,357	0

Christopher L. Henson	Q	22	183,057	0
	NQ	22	122,469	0

(1)	The 2006 Pension Benefits table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in BB&T’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2006.
(2)	Q = BB&T Corporation Pension Plan

NQ = BB&T Corporation Non-Qualified Defined Benefit Plan

SERP = BB&T Corporation Target Pension Plan

Narrative to 2006 Pension Benefits Table

The Corporation maintains the BB&T Corporation Pension Plan (the “Retirement Plan”), the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”), and the SERP. For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 14 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with our Annual Report on Form 10-K for the year ended December 31, 2006. A discussion of each of these plans is set forth below.

Tax-Qualified Defined Benefit Plan. The Corporation maintains the Retirement Plan, a tax-qualified defined benefit retirement plan for eligible employees. Substantially all employees of the Corporation and its subsidiaries, who have attained age 21, are eligible to participate in the Retirement Plan after completing one year of service. Contributions to the Retirement Plan are computed on an actuarial basis. A participant’s normal annual retirement benefit under the Retirement Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation, plus .5% of the participant’s final average compensation in excess of Social Security covered compensation multiplied by the number of years of creditable service completed with the Corporation and certain of its subsidiaries up to a maximum of thirty-five years. A participant’s final average compensation is his or her average annual compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years that produce the highest average.

Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is designed to provide special supplemental retirement benefits to participants under the tax-qualified Retirement Plan. This Plan is an unfunded, excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated employees, including the NEOs (other than Mr. Greene). The primary purpose of this Plan is to supplement the benefits payable to participants under the Retirement Plan to the extent that such benefits are curtailed by application of certain limitations contained in the Code. Benefits payable under this Plan are included in the table above.

Supplemental Executive Retirement Plan. The Corporation also maintains the SERP, which became effective January 1, 1989. The SERP covers certain management employees of the Corporation and participating subsidiaries as designated by its administrative committee, however, only legacy employees of SNC are eligible to participate. Under the SERP, participants who retire either at or after age 55 with fifteen years of service under the Retirement Plan, or at or after age 65, receive monthly retirement benefits equal to the greater of: (i) the difference between 55% of “final average monthly earnings” less the participant’s projected monthly benefits under the Retirement Plan and 50% of the participant’s projected monthly “Social Security Benefit” as defined in the SERP; or (ii) the difference between the monthly benefit the participant would have received under the Retirement Plan, but for certain limitations imposed by the Code and the participant’s actual monthly benefit under the Retirement Plan. Benefits are payable in the form of a joint and 75% survivor annuity for married participants and a ten-year certain and life annuity for unmarried participants, and are reduced in the event payment commences prior to age 65. Mr. Greene is the only NEO who is a legacy employee of SNC and accordingly is the only NEO who participates in the SERP.

Early Retirement. Currently, four NEOs are eligible for early retirement under the Corporation’s pension plans. Employees with at least 10 years of service who have attained age 55 are eligible to retire and begin receiving a reduced pension immediately. All NEOs (except Mr. Henson) have met the requirements for early retirement. If an employee chooses to begin pension payments prior to normal retirement age, the payments are reduced based on a plan-specified reduction schedule.

2006 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

John A. Allison IV	398,736	230,567	213,523	0	5,084,200
Kelly S. King	182,984	113,285	124,276	0	2,932,919
W. Kendall Chalk	164,374	73,017	84,878	0	2,024,518
Robert E. Greene	135,687	58,549	58,205	0	1,392,413
Christopher L. Henson	47,428	16,607	26,256	0	223,422

Narrative to 2006 Non-Qualified Deferred Compensation Table

Non-Qualified Defined Contribution Plan. The Corporation maintains the BB&T Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”). This Plan is an unfunded, excess benefit plan that provides deferred compensation to certain highly compensated employees, including the NEOs. The purpose of this Plan is to supplement the benefits under the tax-qualified BB&T 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code (e.g., Code Section 402(g) and Code Section 414 limitations). During 2006, eligible employees were permitted to defer up to 25% of their compensation in the Non-Qualified Defined Contribution Plan. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may choose deemed investments in the Non-Qualified Defined Contribution Plan that are identical to the investments offered in the tax-qualified plan with the exception that no contributions may be used to purchase BB&T Common Stock. Participants make an election upon entering this Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines. This Plan also is intended to provide participants in the Corporation’s incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

Potential Payments Upon Termination or Change of Control

As discussed in the Narrative to 2006 Summary Compensation Table, the Corporation and Branch Bank have entered into Employment Agreements with each of the eleven members of Executive Management, including the five NEOs. The potential payments to the NEOs in the event of their termination are discussed below.

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits and awards under the Corporation’s compensation programs, including stock-based plans, and retirement and other broad-based employee benefit plans. Many of these benefits and awards are fully vested and each of the NEOs would receive all of their vested benefits and awards in the event that their employment with the Corporation ends for any reason. Additionally, each of Messrs. Allison, Chalk, King, and Greene are over 55 years of age, have more than 10 years of service with the Corporation and are eligible for retirement and, therefore, upon the end of their employment with the Corporation each would be entitled to accelerated vesting of all outstanding unvested equity awards, pro rata payments under the LTIP through their date of termination, and the full balance of their respective retirement accounts, regardless of type of termination. To the extent that the vesting of any performance based awards was accelerated in accordance with the foregoing sentence, payments under the awards would remain subject to the Corporation’s actual performance. Any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility and years of service) would be forfeited upon termination. The following table describes the value of the vested benefits and awards that each of the NEOs would be entitled to receive following their employment with the Corporation, assuming that their employment ended on December 31, 2006.

Vested and Accrued Benefits Payable Upon Termination at 12/31/06

Name	Cash or Severance Payment	Vested Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)	Value of Pro Rata LTIP Payments (4)	Welfare Benefits	Outplacement Benefits	Tax Gross-Up	Total
John A. Allison IV	n/a	$13,225,050	$3,775,103	$1,612,539	$963,900	n/a	n/a	n/a	$19,576,592
Kelly S. King	n/a	$6,940,418	$1,826,226	$921,432	$543,300	n/a	n/a	n/a	$10,231,376
W. Kendall Chalk	n/a	$5,237,902	$1,176,898	$543,897	$322,938	n/a	n/a	n/a	$7,281,635
Robert E. Greene	n/a	$4,468,124	$898,600	$409,515	$243,900	n/a	n/a	n/a	$6,020,139
Christopher L. Henson	n/a	$701,536	$0	$0	$0	n/a	n/a	n/a	$701,536

(1)	Amounts for all the NEOs include estimated accrued employer contributions to the NEOs’ 401(k) Plan balances and Non-Qualified Defined Contribution Plan balances. Messrs. Allison, King and Chalk are fully vested in both the qualified pension plan and the Non-Qualified Defined Benefit Plan, and their amounts reflect such balances. Mr. Greene is fully vested in the SERP and his amount reflects such balance. Mr. Henson is partially vested in the Non-Qualified Defined Benefit Plan and his amount reflects such balance.
(2)	The value of the stock options is based on the difference between the exercise price of the option and $43.93, which was the closing price of BB&T’s Common Stock on December 29, 2006, the last business day of 2006.
(3)	The projected payment of shares of common stock underlying restricted stock awards is subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period. Accordingly, NEOs may in fact receive all or none of the underlying shares at the end of the applicable performance period. In presenting the value of the outstanding restricted stock awards, it is assumed that the Corporation’s performance criteria would be met at the target level and that the underlying shares would be paid accordingly. Each restricted stock unit is valued at $43.93, which was the closing price of BB&T’s Common Stock on December 29, 2006, the last business day of 2006. Termination for “Just Cause” does not trigger an acceleration event for restricted stock unit awards; therefore, there is no incremental value for the acceleration of restricted units if the NEO is terminated for “Just Cause.”
(4)	The projected pro rata LTIP payments are subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, and the payments being prorated through the NEO’s date of termination. For example, the pro rata LTIP payment for the 2006-2008 LTIP cycle would be pro rated by one third to account for the NEO’s service through December 31, 2006 and no service during 2007 and 2008. In presenting the potential pro rata LTIP payments, it is assumed that the Corporation’s performance criteria are met at the target level and that the LTIP payments are correspondingly made on a pro rata basis. Termination for “Just Cause” does not trigger the payment of LTIP awards; therefore, there is no incremental value for an LTIP payment award if the NEO is terminated for “Just Cause.”

Termination for Just Cause. The Corporation and Branch Bank have the right under the Employment Agreements to terminate the Executive Officer’s employment at any time for “Just Cause” (which is generally defined as dishonesty, commission of a felony or willful disobedience). If the Corporation or Branch Bank terminates an Executive Officer’s employment for “Just Cause,” the Executive Officer will not have the right to receive any compensation or other benefits under the Employment Agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

Termination for Other than Just Cause. For Mr. Allison, Mr. King and Mr. Chalk, in the event such NEO’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause”, such NEO will be entitled to receive monthly payments of cash compensation (including salary, bonuses and deferred compensation) equal to one-twelfth of the aggregate amount of such compensation over the past three years (“Three-Year Term Termination Compensation”) and the NEO will also receive employee welfare benefits, including health care and outplacement services, for the full three-year term (or until age 65 if that is a shorter period).

For Mr. Greene and Mr. Henson, in the event such NEO’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause”, such NEO will be entitled to receive cash compensation (including salary, bonuses and deferred compensation) on a monthly basis at the highest rate in effect over the past five years (“Five-Year Term Termination Compensation”), as well as employee pension and welfare benefits, including health care and outplacement services, for the full five-year term (or until age 65 if that is a shorter period).

In addition, if any of the NEOs are terminated by the Corporation or Branch Bank other than for “Just Cause,” the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s). The receipt by any of the NEOs of payments and other benefits under his Employment Agreement is subject to compliance with the noncompetition provisions of the applicable Employment Agreement, which are described above under the heading “Narrative to 2006 Summary Compensation Table—Employment Agreements.” The severance payments for a termination other than for “Just Cause” are further described in the table below.

Voluntary Termination for Good Reason. The NEOs have the right to terminate their employment voluntarily at any time for “Good Reason,” which is generally defined in the Employment Agreements to include a reduction in the NEO’s status, responsibilities, duties, salary or benefits. For Mr. Allison, Mr. King and Mr. Chalk, if such NEO voluntarily terminates his employment for “Good Reason,” he will be entitled to receive the “Three-Year Term Termination Compensation”, employee welfare benefits, including health care and outplacement services, for the full three-year term, and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans. For Mr. Greene and Mr. Henson, if the NEO voluntarily terminates his employment for “Good Reason,” he will be entitled to receive “Five-Year Term Termination Compensation” for the full five-year term (or until age 65 if that is a shorter period), employee pension and welfare benefits, including health care and outplacement services, for the full five-year term, and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans. The receipt by any of the NEOs of payments and other benefits under his Employment Agreement is subject to compliance with the noncompetition provisions of the applicable Employment Agreement, which are described above under the heading “Narrative to 2006 Summary Compensation Table—Employment Agreements.” The severance payments for this type of termination are further described in the table immediately below.

Incremental Payments Upon Involuntary Termination for Other than “Just Cause” or

Voluntary Termination for “Good Reason” Occurring on 12/31/06

Name	Cash or Severance Payment	Incremental Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro-Rata LTIP Payments (3)(5)	Welfare Benefits (6)	Outplacement Benefits	Tax Gross-Up	Total
John A. Allison IV	$12,188,340	$0	$0	$0	$0	$28,338	$20,000	n/a	$12,236,678
Kelly S. King	$6,324,228	$0	$0	$0	$0	$20,076	$20,000	n/a	$6,364,304
W. Kendall Chalk	$4,310,867	$0	$0	$0	$0	$18,308	$20,000	n/a	$4,349,175
Robert E. Greene	$5,928,585	$1,976,667	$0	$0	$0	$22,372	$20,000	n/a	$7,947,624
Christopher L. Henson	$2,483,905	$397,362	$393,159	$276,408	$164,740	$22,372	$20,000	n/a	$3,757,946

(1)	In the event of their involuntary termination other than for “Just Cause” or their voluntary termination for “Good Reason”, Mr. Greene and Mr. Henson would each be entitled to an additional payment by the Corporation into their respective qualified pension plan accounts, with each such payment representing additional years of credited service under such plan. Mr. Greene also would be entitled to an additional payment by the Corporation into his SERP account and Mr. Henson also would be entitled to an additional payment by the Corporation into his Non-Qualified Defined Benefit Plan account, with each such payment representing additional years of credited service under such plans. Pursuant to the terms of their respective Employment Agreements, Messrs. Allison, King and Chalk would not be entitled to any additional payments.
(2)	The value of the stock options is based on the difference between the exercise price of the option and $43.93, which was the closing price of BB&T’s Common Stock on December 29, 2006, the last business day of 2006.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. Allison, Chalk, King, and Greene are retirement eligible with over 10 years of service. Therefore, the vesting of their unvested stock options and restricted stock units will be accelerated and they will receive pro rata payments under the LTIP through their date of termination, and, accordingly, there is no incremental value to these NEOs in connection with an involuntary termination other than for “Just Cause” or a voluntary termination for “Good Reason.”
(4)	In the event of an involuntary termination other than for “Just Cause” or a voluntary termination for “Good Reason,” the service period for the restricted stock awards would be waived. The projected payment of shares of common stock underlying such restricted stock awards is subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period. Each restricted stock unit is valued at $43.93, which was the closing price of BB&T’s Common Stock on December 29, 2006, the last business day of 2006.

(5)	The projected pro rata LTIP payments are subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, and the payments being prorated through the NEO’s date of termination. For example, the pro rata LTIP payment for the 2006-2008 LTIP cycle would be pro rated by one third to account for the NEO’s service through December 31, 2006 and no service during 2007 and 2008. In presenting the potential pro rata LTIP payments, it is assumed that the Corporation’s performance criteria would be met at the target level and that the LTIP payments correspondingly would be made on a pro rata basis.
(6)	Amounts include life, medical, and short-term disability benefits to be paid under the applicable Employment Agreement.

Change of Control. The Employment Agreements provide that if the NEO is terminated for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” (as defined below) of the Corporation or Branch Bank, the NEO will be entitled to receive the termination compensation and the other benefits described above under “Voluntary Termination for Good Reason”; provided, however, that for Mr. Allison, Mr. King and Mr. Chalk, such termination compensation shall be in a single lump sum payment (equal to the sum of his monthly Three-Year Term Termination Compensation payments) within thirty (30) days of his termination date. For Mr. Greene and Mr. Henson, to the extent that payments under the Employment Agreements, subsequent to a “Change of Control,” cause such NEO to have excise taxes imposed pursuant to Section 280G of the Code, Branch Bank will compensate the NEO for such excise taxes. The Employment Agreements of Mr. Allison, Mr. Chalk and Mr. King provide that if the Change of Control payment will cause the NEO to incur excise taxes under Section 280G of the Code (and similar state and local provisions), then the Change of Control payment may be reduced to a level where the applicable excise taxes would not be payable, however, this reduction will only occur if the applicable excise taxes are greater than the amount of the reduction necessary to avoid payment of such taxes. Conversely, the Change of Control payment may not be reduced, and the applicable excise taxes would be paid by Mr. Allison, Mr. King and Mr. Chalk, if such taxes are less than the amount of the reduction necessary to avoid payment of the applicable excise taxes.

A “Change of Control” is deemed to have occurred under the Employment Agreements if: (i) any person or group acquires 20% or more of the voting securities of the Corporation or Branch Bank; (ii) during any two-year period persons who were directors of the Corporation at the beginning of the two-year period cease to constitute at least two-thirds of the Corporation’s Board; (iii) the shareholders of the Corporation approve any merger, share exchange or consolidation of the Corporation with another company that would result in less than 60% of the voting securities outstanding after the merger, share exchange or consolidation being held by persons who were shareholders of the Corporation immediately prior to the merger, share exchange or consolidation; (iv) the shareholders of the Corporation approve a plan of complete liquidation or an agreement for the sale or disposition of substantially all of the Corporation’s assets; or (v) any other event occurs that the Corporation’s Board of Directors determines should constitute a Change of Control. In addition, the Corporation’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the Executive Officers will not be entitled to terminate their Employment Agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists. The severance payments in the event of a “Change of Control” termination are further described in the table below.

Incremental Payments Upon Involuntary Termination for “Change of Control”

Occurring on 12/31/06

Name	Cash or Severance Payment	Incremental Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(4)	Value of Pro-Rata LTIP Payments (3)(5)	Welfare Benefits (6)	Outplacement Benefits	Tax Gross-Up (7)	Total	280G Reduction (8)	Revised Total
John A. Allison IV	$12,188,340	$0	$0	$0	$0	$28,338	$20,000	n/a	$12,236,678	$1,133,399	$11,103,279
Kelly S. King	$6,324,228	$0	$0	$0	$0	$20,076	$20,000	n/a	$6,364,304	$1,707,739	$4,656,565
W. Kendall Chalk	$4,310,867	$0	$0	$0	$0	$18,308	$20,000	n/a	$4,349,175	$1,075,213	$3,273,962
Robert E. Greene	$5,928,585	$1,976,667	$0	$0	$0	$22,372	$20,000	$3,979,688	$11,927,312	n/a	$11,927,312
Christopher L. Henson	$2,483,905	$397,362	$393,159	$276,408	$164,740	$22,372	$20,000	$1,865,927	$5,623,873	n/a	$5,623,873

(1)

In the event of their termination in connection with a “Change of Control,” Mr. Greene and Mr. Henson would each be entitled to an additional payment by the Corporation into their respective qualified pension plan accounts, with each such payment representing additional years of credited service under such plan. Mr. Greene also would be entitled to an additional payment by the Corporation into his SERP account and Mr. Henson also would be entitled to an additional payment by the Corporation into his Non-Qualified Defined Benefit Plan account, with each such payment representing additional years of credited service under such plans. Pursuant to the terms of their respective Employment Agreements, Messrs. Allison, King and Chalk would not be entitled to any additional payments.

(2)	The value of the stock options is based on the difference between the exercise price of the option and $43.93, which was the closing price of BB&T’s Common Stock on December 29, 2006, the last business day of 2006.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. Allison, Chalk, King, and Greene are retirement eligible with over 10 years of service. Therefore, the vesting of their unvested stock options will be accelerated and they will receive pro rata payments under the LTIP through their date of termination, regardless of the type of termination. Accordingly, there is no incremental value to these NEOs in the event of a termination in connection with a “Change of Control.”
(4)	In the event of a termination in connection with a “Change of Control,” the performance criteria for the restricted stock awards would be waived and the underlying shares of BB&T Common Stock would become immediately payable at the target level for each award. The value of the restricted stock units to be accelerated pursuant to such an event is reflected in the “Vested and Accrued Benefits Payable Upon Termination at 12/31/06” table above.
(5)	In the event of a termination in connection with a “Change of Control,” the NEO’s LTIP payment is 100% of such NEO’s target for the applicable LTIP performance cycle, with the Corporation’s performance target deemed attained as of the date of the Change of Control, and such payment being prorated through the date of the Change of Control. For example, the pro rata LTIP payment for the 2006-2008 LTIP cycle would be pro rated by one third to account for the NEO’s service through December 31, 2006 and no service during 2007 and 2008.
(6)	Amounts include life, medical, and short-term disability benefits to be paid under the applicable Employment Agreement.
(7)	As described in the preceding narrative, the Change of Control payments to be received by each of Mr. Greene and Mr. Henson include a tax gross-up payment from Branch Bank in consideration of the excise taxes that would be imposed pursuant to Section 280G of the Code.
(8)	As described in the preceding narrative, the Change of Control payments to be received by each of Mr. Allison, Mr. Chalk and Mr. King are subject to optional Section 280G reduction provisions. Assuming the Change of Control occurred on December 31, 2006, Mr. Allison’s, Mr. King’s and Mr. Chalk’s Change of Control payments would be reduced because the amount of the projected excise tax would exceed the amount of the reduction necessary to avoid payment of the excise tax.

Equity Compensation Plan Information

The following table provides information concerning securities to be issued upon the exercise of outstanding options, the weighted average price of such options and the securities remaining available for future issuance as of December 31, 2006.

Equity Compensation Plan Information

Plan Category	(a)(1) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b)(1) Weighted-average exercise price of outstanding options, warrants and rights	(c)(1)(2) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in (a))
Equity compensation plans approved by security holders	37,786,037	$33.11	15,654,629
Equity compensation plans not approved by security holders	–0–	–0–	–0–

Total	37,786,037	$33.11	15,654,629

(1)	The table above does not include 324,492 options outstanding at December 31, 2006, at a weighted-average exercise price of $26.24, which are administered under First Virginia option plans that were assumed by BB&T in its acquisition by merger of First Virginia. No future options will be issued under the First Virginia plans.
(2)	All awards remaining available for future issuance will be issued under the terms of the 2004 Stock Plan, which was approved by the Corporation’s shareholders at the 2004 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of nonmanagement directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board of Directors, which include the applicable NYSE standards. The Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive plan, fixing the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Management.

The Compensation Discussion and Analysis section of this proxy statement is management’s report on the Corporation’s compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

Ronald E. Deal, Chair	Jane P. Helm
Nelle R. Chilton	Albert O. McCauley
Tom D. Efird

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during some or all of 2006 were Nelle R. Chilton, Ronald E. Deal, Jane P. Helm, Tom D. Efird, John P. Howe, III, M.D. and Albert O. McCauley.

Nelle R. Chilton, a director of the Corporation, is an officer and director of TerraCare, Inc., which provides commercial landscaping services. TerraCare, Inc. has entered into service contracts with Branch Bank pursuant to which the company could receive fees up to the amount of $594,655. Under such service contracts, Branch Bank paid TerraCare $79,880 for landscaping services at certain bank offices during 2006. Management believes that the terms of these transactions were as favorable as could have been obtained from a non-affiliated entity and Branch Bank will continue to utilize TerraCare’s services during 2007.

COMPENSATION OF DIRECTORS

2006 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Jennifer S. Banner	$69,500	n/a	$10,432	n/a	n/a	$0	$79,932
Anna R. Cablik	69,500	n/a	10,432	n/a	n/a	0	79,932
Nelle R. Chilton	69,500	n/a	14,167	n/a	n/a	2,875	86,542
Ronald E. Deal	72,000	n/a	10,432	n/a	n/a	0	82,432
Tom D. Efird	69,500	n/a	13,151	n/a	n/a	0	82,651
Barry J. Fitzpatrick	n/a	n/a	n/a	n/a	n/a	786,000	786,000
Lloyd V. Hackley	66,500	n/a	11,395	n/a	n/a	100	77,995
Jane P. Helm	74,500	n/a	10,432	n/a	n/a	0	84,932
John P. Howe, III	69,500	n/a	10,432	n/a	n/a	0	79,932
James H. Maynard	65,000	n/a	11,977	n/a	n/a	0	76,977
Albert O. McCauley	69,500	n/a	10,889	n/a	n/a	625	81,014
J. Holmes Morrison	65,000	n/a	6,027	n/a	n/a	2,500	73,527
Nido R. Qubein	66,500	n/a	10,432	n/a	n/a	875	77,807
E. Rhone Sasser	66,500	n/a	30,960	n/a	n/a	436,242	533,702

(1)	John A. Allison IV, BB&T’s Chairman and Chief Executive Officer, is not included in this table because he is an employee of the Corporation and thus receives no compensation for his service as a director. The compensation received by Mr. Allison as an employee of the Corporation is shown in the 2006 Summary Compensation Table above.
(2)	In February 2006, each director received 6,272 stock options for a value of $34,998. The amounts in column (d) reflect the dollar amount of compensation expense recognized for stock option awards for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R). Because compensation expense is recognized as stock options vest, the compensation expense includes amounts from awards granted in 2005 and 2006. The FAS 123(R) value for the stock options issued in February 2006 is $5.58 per share. Option Awards consist of expense for options received in 2005 and 2006 as follows:

Name	2005	2006	Total
Jennifer S. Banner	$4,404	$6,027	$10,432
Anna R. Cablik	4,404	6,027	10,432
Nelle R. Chilton	4,404	9,763	14,167
Ronald E. Deal	4,404	6,027	10,432
Tom D. Efird	4,404	8,747	13,151
Barry J. Fitzpatrick	n/a	n/a	0
Lloyd V. Hackley	4,404	6,991	11,395
Jane P. Helm	4,404	6,027	10,432
John P. Howe, III	4,404	6,027	10,432
James H. Maynard	4,404	7,573	11,977
Albert O. McCauley	4,404	6,485	10,889
J. Holmes Morrison	n/a	6,027	6,027
Nido R. Qubein	4,404	6,027	10,432
E. Rhone Sasser	4,404	26,556	30,960

(3)	The outstanding options for each director as of December 31, 2006 were as follows:

Name	Options
Jennifer S. Banner	13,641
Anna R. Cablik	9,322
Nelle R. Chilton	23,497
Ronald E. Deal	53,223
Tom D. Efird	30,391
Barry J. Fitzpatrick	N/A
Lloyd V. Hackley	52,719
Jane P. Helm	25,613
John P. Howe, III	9,322
James H. Maynard	53,062
Albert O. McCauley	55,157
J. Holmes Morrison	127,445
Nido R. Qubein	52,667
E. Rhone Sasser	17,982

The outstanding options consist of options that were granted to directors in 2005 and 2006 as well as unexercised options that were received prior to 2005 as a result of a director deferring all or a portion of his or her fees into the Non-Employee Directors’ Deferred Compensation and Stock Option Plan. The outstanding options for Mr. Morrison consist of options granted to him while he was an employee of Branch Bank (through July 2005) and the annual grant to directors in 2006.

(4)	No amounts are recorded in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column because (i) directors do not have a “Directors’” pension plan, (ii) directors do not participate in BB&T’s Retirement Plan, and (iii) the earnings on the Non-Employee Directors’ Deferred Compensation and Stock Option Plan were not above-market.
(5)	All other compensation consists of:
(a)	Payments to Ms. Chilton of $2,000 for fees paid to serve as a West Virginia state board member and $875 as a local advisory board member for Charleston, WV.
(b)	Payment to Mr. Fitzpatrick of $786,000 under a Consulting Agreement as described below in the “Narrative to Director Compensation Table.” The Consulting Agreement terminates on June 30, 2008. As a result of this Consulting Agreement, Mr. Fitzpatrick is not entitled to receive any board fees.
(c)	Payment to Mr. Hackley of $100 for fees paid to serve as a local advisory board member for Chapel Hill, NC.
(d)	Payment to Mr. McCauley of $625 for fees paid to serve as a local advisory board member for Fayetteville, NC.
(e)	Payments to Mr. Morrison of $2,000 for fees paid to serve as a West Virginia state board member and $500 as a local advisory board member for Charleston, WV.
(f)	Payment to Mr. Qubein of $375 for fees paid to serve as a local advisory board member for High Point, NC, and a $500 payment to the Nido Qubein Associates Scholarship Fund.
(g)	Payment to Mr. Sasser of $436,242 under a Settlement and Noncompete Agreement. These payments will be made to Mr. Sasser for his lifetime; thereafter, his wife will receive $140,989 per year for her lifetime.

Narrative to 2006 Director Compensation Table

In 2006, each nonmanagement director of the Corporation received a $50,000 annual retainer, $35,000 in nonqualified BB&T Common Stock options granted under the terms of the 2004 Stock Plan (see “Director Option Program” below), and $1,500 for each board and assigned committee meeting attended by the director. A chair’s fee of $5,000 and $2,500, respectively, was also paid to the Chair of the Audit Committee and the Chair of the Compensation Committee. In October 2006, the Board approved an increase to $50,000 in the value of equity-based compensation paid to directors under the 2004 Stock Plan, with 50% of the compensation issued in the form of restricted stock units and 50% issued in the form of nonqualified stock options that will be granted to each nonmanagement director for board service during 2007. The Board also approved an increase in the chair’s fee to $10,000, $5,000 and $2,500, respectively, to be paid to the Chair of the Audit Committee, the Chair of the Compensation Committee and the Chair of the Nominating and Corporate Governance Committee for such service during 2007. A director who is an employee of the Corporation or its subsidiaries is not eligible to receive any retainer or fees for service on the Board of Directors. During 2006, and in addition to service on the Corporation’s Board, five directors served as members of state and/or local advisory boards of Branch Bank and received compensation as described in footnote (5) to the 2006 Director Compensation Table above.

Non-Employee Directors’ Deferred Compensation and Stock Option Plan. The Corporation maintains the Non-Employee Directors’ Deferred Compensation and Stock Option Plan, which was originally adopted in 1997 (the “Directors Plan”). Prior to January 1, 2005, the Directors Plan consisted of two subplans, the Deferred Compensation Subplan and the Stock Option Subplan, which permitted participating directors to defer payment of all or a portion of their annual directors’ compensation by investing such compensation in a deferred savings account and/or in nonqualified options to acquire BB&T Common Stock. Based on shareholder approval of the 2004 Stock Plan and the recommendation of the Compensation Committee, the Board of Directors amended the Directors Plan in February 2005 to terminate future investments under the Stock Option Subplan effective as of January 1, 2005. Under the Deferred Compensation Subplan, non-employee directors may elect to defer 50% or 100% of retainer fees, meeting fees or both into a deferred savings account. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) upon termination of the director’s service on the Board (except for hardship withdrawals in limited circumstances). During 2006, ten non-employee directors of the Corporation participated in the Deferred Compensation Subplan.

Under the Stock Option Subplan in effect prior to January 1, 2005, non-employee directors were permitted to make an election to defer, prior to the start of the year in which fees were to be earned, 50% or 100% of their retainer fees, meeting fees, or both and apply that percentage toward the purchase of options to acquire BB&T Common Stock. Options were purchased on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options were purchased on December 31 of each year for deferred meeting fees earned in the second half of the year. The option exercise price was equal to 75% of the average market value of BB&T Common Stock on the date of purchase. “Average market value” was defined as the average of the closing price of BB&T Common Stock as reported by the NYSE for the period of thirty consecutive trading days prior to the date of purchase. Options purchased under this Subplan prior to January 1, 2005, may be exercised during the period beginning on a date six months after the date of purchase and ending on the date ten years from the date of purchase. In addition, all outstanding options acquired under the Stock Option Subplan become fully exercisable in the event of a change of control of the Corporation. Options purchased under the Stock Option Subplan are non-transferable except in the case of transfers by gift to immediate family members or related entities with approval of the Compensation Committee or its designee. On December 31, 2006, ten current directors of the Corporation held, in the aggregate and subject to the Stock Option Subplan, options to acquire 284,732 shares of BB&T Common Stock at an average weighted exercise price of $24.67 per share.

Director Option Program. At the 2004 Annual Meeting of Shareholders, the Corporation’s shareholders approved the adoption of the 2004 Stock Plan, which, among other incentives, provides for the grant of equity-based awards, including stock options, to eligible employees, independent contractors and directors of the Corporation and its affiliates. Based on such shareholder action, and following a study of director compensation, the Board of Directors, upon recommendation of the Compensation Committee, approved and established the Director Option Program under the provisions of the 2004 Stock Plan. During 2006, and pursuant to the terms of the Director Option Program, non-employee directors received an annual grant of nonqualified stock options for such number of whole shares of BB&T Common Stock as is determined by multiplying the value of the options (based on Black-Scholes calculation) times the closing price of the BB&T Common Stock on the business day preceding the date of grant and dividing $35,000 by such product. The option term for such option is ten years, and one fifth of the underlying shares of BB&T Common Stock subject to the option vests and becomes exercisable on the first, second, third, fourth and fifth anniversary, respectively, following the date of grant.

If a non-employee director’s Board service is terminated due to retirement, disability or death, all options granted to the director under the Director Option Program become fully vested and exercisable as of the date of retirement, disability or death, and all such options may be exercised in whole or in part over the remaining term of each such option. In the event Board service is terminated for any other reason, then all vested options on the date of termination will be exercisable by the former director for a period of thirty days after the date of termination and all unvested options as of the date of termination will be forfeited.

In the event of a change of control of the Corporation, all outstanding, unvested options granted to non-employee directors under the Director Option Program will become fully vested and exercisable pursuant to the terms of each such option.

Consulting Agreements. Directors Deal and Qubein have executed consulting agreements with the Corporation to provide business development consulting services for a period of ten years following their retirement. See “Transactions with Executive Officers and Directors—Transactions with Affiliates” below. They will receive a sum equal to the annual retainer paid to the Corporation’s directors in effect at the time they begin such service. Such directors have agreed not to serve as directors of, or advisers to, businesses that compete with the Corporation and its subsidiaries during the time they serve as consultants to the Corporation. Payments made to Mr. Deal under his consulting agreement will not begin until he retires from the Board.

Mr. Fitzpatrick, a director of the Corporation, has entered into an arrangement pursuant to which he provides certain consulting services for Branch Bank. See “Transactions with Executive Officers and Directors—Agreements with Mr. Fitzpatrick” below.

Other Deferred Compensation Arrangements. Mr. Fitzpatrick, a director of the Corporation, receives payment from the Corporation pursuant to a deferred compensation arrangement that Mr. Fitzpatrick had previously entered into with First Virginia, which merged into the Corporation in 2003. As a result of that merger, the Corporation became responsible for the payment of the deferred compensation due Mr. Fitzpatrick by First Virginia. Under the terms of the deferred compensation arrangement, Mr. Fitzpatrick, as a former director and key employee of First Virginia, is entitled to receive fifteen annual payments of $98,913, with the first annual payment having been made in March 2005. See also “Transactions with Executive Officers and Directors—Agreements with Mr. Fitzpatrick” below.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Loans to Executive Officers and Directors

A number of the Corporation’s directors, members of Executive Management, including the NEOs, and their associates are customers of the Corporation’s bank subsidiaries. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are past due or are classified as non-accrual, restructured or potential problem loans.

Agreement with Mr. Sasser

In connection with the merger of United Carolina Bancshares Corporation (“UCB”) into the Corporation in 1997, a settlement and noncompetition agreement between E. Rhone Sasser, a current director, and the Corporation (the “Sasser Settlement Agreement”) was entered into effective July 1, 1997. The Sasser Settlement Agreement settled the Corporation’s obligations to Mr. Sasser under his then-existing employment agreement with UCB and provides that Mr. Sasser will be prohibited, for a period of ten years, from engaging, directly or indirectly, in the banking or financial services business anywhere in North Carolina, South Carolina or Virginia, or in any county contiguous to these states, and soliciting any depositors or customers of the Corporation or its subsidiaries or inducing any employees of the Corporation or its subsidiaries to terminate their employment. The Sasser Settlement Agreement obligated the Corporation to pay annually to Mr. Sasser the sum of $769,392 (as adjusted annually in accordance with the Consumer Price Index) until Mr. Sasser attained the age of 65, at which time Mr. Sasser began to receive annually an amount equal to 70% of the amount paid to him during the preceding twelve calendar months, reduced by amounts payable to Mr. Sasser under the UCB Pension Plan and UCB Benefit Equivalency Plan, or $436,242. The contractual payments owed to Mr. Sasser after age 65 are being made to him for life and, after his death, will be payable to his current wife for her life, if she survives him, in an annual amount equal to 35% of the amount paid Mr. Sasser during the twelve month period immediately preceding Mr. Sasser’s 65th birthday, reduced by amounts payable to Mr. Sasser’s wife under the UCB Pension Plan and the UCB Benefit Equivalency Plan. In addition, Mr. Sasser is entitled to certain miscellaneous benefits, including the continuation of certain life, health and welfare benefits. If any of the amounts payable under the Sasser Settlement Agreement are subject to, or cause any other payments to be subject to, excise tax under Section 4999 of the Code as excess parachute payments under Section 280G of the Code, the Corporation is obligated to indemnify Mr. Sasser on an after-tax basis for any excise tax, plus any penalties or interest, plus any excess taxes and income taxes on the indemnity amounts. The Sasser Settlement Agreement also provides that the Corporation will use its best efforts, subject to the fiduciary duties of the Board of Directors, to re-elect Mr. Sasser to the Board of Directors until his 70th birthday.

Agreement on behalf of Mr. Morrison

In connection with the merger of One Valley Bancorp, Inc. into the Corporation in 2000, the Corporation agreed in the merger agreement that J. Holmes Morrison, a director, would be named to the Corporation’s Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be appointed to serve on the Executive and Risk Management Committee during such tenure.

Agreements with Mr. Fitzpatrick

Employment Agreement. In connection with the merger of First Virginia into the Corporation, Barry J. Fitzpatrick, a director, entered into an employment agreement with Branch Bank, effective July 1, 2003 (the “Fitzpatrick Agreement”), to be employed as Chief Executive Officer of Virginia Operations of Branch Bank. The Fitzpatrick Agreement, as amended, provided for a five-year term, unless Mr. Fitzpatrick elected to become a consultant to Branch Bank, in which case the Fitzpatrick Agreement would terminate. Under the terms of the Fitzpatrick Agreement, Mr. Fitzpatrick was entitled to receive, while an employee, an annual base salary at least equal to $780,000 and an annual bonus, grants of stock options and other benefits generally on the same basis as similarly situated officers. As discussed below, effective March 1, 2004, Mr. Fitzpatrick elected to become a consultant, thus terminating the Fitzpatrick Agreement.

Pursuant to the Fitzpatrick Agreement, Mr. Fitzpatrick received (i) a one-time lump sum in the amount of $525,000 from Branch Bank, in partial payment for noncompetition and other covenants set forth in the Fitzpatrick Agreement and (ii) a payment sufficient on an after-tax basis to pay up in full an existing life insurance policy. The noncompetition covenants provide that Mr. Fitzpatrick will be prohibited from engaging, directly or indirectly, in the banking or financial services business anywhere in Virginia and Maryland, or in any county contiguous to Virginia, the District of Columbia, and the counties in Tennessee in which Johnson City, Bristol and Kingsport are located, and any counties contiguous to those counties, subject to certain time limitations. Mr. Fitzpatrick is prohibited from soliciting any depositors or customers of Branch Bank or its related entities or inducing any employees of Branch Bank or its related entities to terminate their employment with Branch Bank or its related entities for a period of two years following Mr. Fitzpatrick’s termination of employment with Branch Bank. If any of the amounts payable under the Fitzpatrick Agreement or Mr. Fitzpatrick’s Special Pay Agreement (described below) are subject to excise tax under Section 4999 of the Code, or if any interest or penalties are incurred by Mr. Fitzpatrick with respect to the excise tax, Branch Bank will pay to Mr. Fitzpatrick an additional payment in an amount sufficient to pay the excise tax, plus any penalties or interest, plus an additional amount to satisfy any tax, plus any penalties or interest due on the amount so paid.

As noted above, effective March 1, 2004, Mr. Fitzpatrick relinquished his employment with Branch Bank and became an independent consultant, pursuant to which he is obligated to render services in the nature of customer and community relations, business development, employee relations and general advice and assistance relating to Branch Bank’s customers and employees and to the growth and development in the Northern Virginia area of the business of Branch Bank. These services are to be rendered at times and on a schedule determined by

Mr. Fitzpatrick that is reasonably convenient to both Branch Bank and Mr. Fitzpatrick. The consulting period ends on the date preceding the fifth anniversary of the First Virginia merger. During the consulting period, in consideration of covenants not to compete made in the Fitzpatrick Agreement and as compensation for consulting services, Mr. Fitzpatrick will receive monthly amounts equal to his monthly base salary in effect at the time his employment ended plus health and life insurance benefits comparable to the group employee benefits that Branch Bank provides for its officers, at a cost to Mr. Fitzpatrick no greater than the cost to such officers. If Branch Bank breaches the agreement and fails to remedy the breach within thirty days, Mr. Fitzpatrick may terminate his obligation to render consulting services and continue to receive the payments and benefits for the remainder of the consulting period, subject to complying with the noncompetition and other covenants. If Mr. Fitzpatrick violates any such covenants or fails to render consulting services as requested and fails to remedy such failure within thirty days, or if he suffers disability or dies, the consulting period ends and payments and benefits will cease.

Following the First Virginia merger, Mr. Fitzpatrick was named to the Corporation’s Board of Directors and to the Executive and Risk Management Committee to serve for a period of five years, so long as he is elected and qualifies, subject to the right of removal for cause.

Special Pay Agreement. In connection with the First Virginia merger, the Corporation also entered into a Special Pay Agreement with Mr. Fitzpatrick, dated January 20, 2003. In settlement of its obligations to Mr. Fitzpatrick under his then-existing employment agreement with First Virginia, Mr. Fitzpatrick was paid a one-time lump sum in the amount of $3,601,200.

Transactions with Affiliates

The Corporation has entered into a consulting services contract with Creative Services, Inc., an international management consulting firm owned by Nido R. Qubein, a director of the Corporation, under which Creative Services, Inc. advises management by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $407,317 under this contract in 2006. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Creative Services, Inc. will continue to provide consulting services to the Corporation in 2007 under the terms of its existing contract with the Corporation.

See also “Consulting Agreements” and “Compensation Committee Interlocks and Insider Participation” above.

PROPOSAL 3—RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

The Audit Committee of the Board of Directors has engaged the firm of PricewaterhouseCoopers LLP as its independent registered public accounting firm to examine the financial statements of the Corporation and certain of its subsidiaries for the year 2007, and to report on the consolidated balance sheets, statements of income and other related statements of the Corporation and its subsidiaries. The Corporation’s shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP for 2007. PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Corporation since March 19, 2002. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the shareholders. In the event shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2007, the Audit Committee will reconsider its decision.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS BB&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

FEES TO AUDITORS

The following table shows the aggregate fees billed to the Corporation for professional services by PricewaterhouseCoopers LLP for fiscal years 2006 and 2005:

	Fiscal Year 2006	Fiscal Year 2005
Audit Fees	$5,005,563	$6,161,584
Audit-Related Fees	851,100	1,765,595
Tax Fees	646,751	1,059,659
All Other Fees	24,035	26,177

Total	$6,527,449	$9,013,015

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Corporation’s consolidated financial statements for fiscal years 2006 and 2005, for the reviews of the financial statements included in the Corporation’s quarterly reports on Form 10-Q during fiscal years 2006 and 2005, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for other attest engagements under professional auditing standards, accounting and reporting consultations, internal control-related matters and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Of these amounts, $245,218 was related to tax compliance services for review of federal and state tax returns for 2005.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” The fees shown in this category for 2006 and 2005 were for research and workpapers licensing and quarterly real estate market surveys.

The Audit Committee considered the compatibility of the non-audit-related services performed by and fees paid to PricewaterhouseCoopers LLP in 2006 and the proposed non-audit-related services and fees for 2007 and determined that such services and fees are compatible with the independence of PricewaterhouseCoopers LLP. During 2006, PricewaterhouseCoopers LLP did not utilize any leased personnel in connection with the audit.

OTHER MATTERS

Proposals for 2008 Annual Meeting

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2008 Annual Meeting of Shareholders must present such proposal to the Corporation at its principal office in Winston-Salem, North Carolina by November 16, 2007 for the proposal to be considered for inclusion in the Corporation’s proxy statement.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in the Corporation’s proxy statement, BB&T’s Bylaws, as amended and restated effective December 12, 2006, provide that the shareholder must give timely notice in writing to the Secretary of the Corporation at least sixty days but no more than ninety days in advance of the first anniversary of the notice date of the Corporation’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than thirty days or delayed by more than sixty days from the first anniversary date of the prior year’s annual meeting. A proxy may confer discretionary authority to vote on any matter at an annual meeting if the Corporation does not receive proper notice of the matter within the time frame described above.

As to each matter, the notice must contain (in addition to any information required by applicable law): (i) the name and address of the shareholder who intends to present the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of the Corporation owned by the shareholder and such beneficial owner; (iii) a description of the business proposed to be introduced to the shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owner may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable SEC proxy rules. See also “Corporate Governance Matters—Director Nominations” above.

Other Business

The Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

John A. Allison IV
Chairman and Chief Executive Officer

Dated: March 22, 2007

C0001125023

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.	Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

1.	To elect fifteen nominees, namely: John A. Allison IV, Jennifer S. Banner, Anna R. Cablik, Nelle R. Chilton, Ronald E. Deal, Tom D. Efird, Barry J. Fitzpatrick, L. Vincent Hackley, Jane P. Helm, John P. Howe, III, M.D., James H. Maynard, Albert O. McCauley, J. Holmes Morrison, Nido R. Qubein and E. Rhone Sasser, as Directors of BB&T as described in Proposal 1 of the Proxy Statement.	☐	☐	☐

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name here
Nominee exception(s)

		FOR	AGAINST	ABSTAIN

2.	To approve the amendments to the BB&T Corporation 2004 Stock Incentive Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of PricewaterhouseCoopers LLP as BB&T’s independent registered public accounting firm for 2007.	☐	☐	☐

The undersigned hereby ratifies and confirms all that said attorney-in-fact, or either of them or their substitutes, may lawfully do or cause to be done hereof, and acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement.

Date , 2007

Signature(s)

Signature(s)
Title or Authority

Please insert date of signing. Sign exactly as name appears at left. Where stock is issued in two or more names, all should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal.

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PLEASE DETACH HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

BB&T	VOTE BY INTERNET OR TELEPHONE 24 Hours a Day—7 Days a Week Save your Company Money—It’s Fast and Convenient

Your telephone or Internet vote authorizes the named attorney-in-fact to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. Telephone and Internet voting facilities will close at 11:59 p.m. Eastern Daylight Time on April 23, 2007.

TELEPHONE		INTERNET		MAIL
1-800-433-2279		https://proxy.georgeson.com

· Use any touch-tone telephone · Have your proxy form in hand · Follow the simple recorded instructions	OR	· Go to the website address listed above · Have your proxy form in hand · Follow the simple instructions	OR	· Mark, sign and date the proxy card · Detach the proxy card below · Return the proxy card in the postage-paid envelope provided

CALL TOLL-FREE TO VOTE: 1-800-433-2279

BB&T CORPORATION

ANNUAL MEETING APRIL 24, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BB&T CORPORATION

The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints John A. Allison IV and Christopher L. Henson, or either of them, with full power to act alone, the true and lawful attorney-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of BB&T that the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at The Westin Buckhead, 3391 Peachtree Road N.E., Atlanta, Georgia 30326, on April 24, 2007, at 11:00 a.m. local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, EACH AS LISTED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE NAMED ATTORNEYS-IN-FACT.

(Continued on reverse side)

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